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                                                                   Exhibit 10.69

                           PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                       MPT OPERATING PARTNERSHIP, L.P. AND

                            MPT OF SHERMAN OAKS, LLC

                    (COLLECTIVELY, THE "PURCHASER PARTIES");

                                       AND

                       PRIME HEALTHCARE SERVICES II, LLC,

                          PRIME A INVESTMENTS, L.L.C.,

                        PRIME HEALTHCARE SERVICES, INC.,

                          DESERT VALLEY HOSPITAL, INC.,

                                       AND

                        DESERT VALLEY MEDICAL GROUP, INC.

                      (COLLECTIVELY, THE "SELLER PARTIES ")

                         DATED AS OF December 30, 2005


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                                Table of Contents

ARTICLE I DEFINED TERMS....................................................    2
   Section 1.1.   Certain Defined Terms....................................    2
   Section 1.2.   Interpretation; Terms Generally..........................    9

ARTICLE II PURCHASE AND SALE OF ASSETS, ASSUMPTION OF LIABILITIES..........   10
   Section 2.1.   Purchase and Sale of Assets..............................   10
   Section 2.2.   Excluded Liabilities.....................................   10

ARTICLE III PURCHASE PRICE.................................................   11
   Section 3.1.   Purchase Price...........................................   11
   Section 3.2.   Taxes, Rentals, Utilities................................   11
   Section 3.3.   Allocation of Purchase Price.............................   11

ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER
           PARTIES.........................................................   11
   Section 4.1.   Organization.............................................   11
   Section 4.2.   Authorization and Enforceability.........................   11
   Section 4.3.   Absence of Conflicts.....................................   12
   Section 4.4.   Consents and Approvals...................................   12
   Section 4.5.   Financial Statements.....................................   12
   Section 4.6.   No Undisclosed Liabilities...............................   13
   Section 4.7.   Accounts Receivable......................................   13
   Section 4.8.   Absence of Changes.......................................   13
   Section 4.9.   Licenses.................................................   15
   Section 4.10.  Accreditation; Medicare and Medicaid; Third Party
                     Payors................................................   15
   Section 4.11.  HIPAA Compliance.........................................   16
   Section 4.12.  Healthcare Regulatory Matters............................   16
   Section 4.13.  Taxes....................................................   18
   Section 4.14.  Good Title to Assets.....................................   18
   Section 4.15.  Title and Condition of the Real Property.................   18
   Section 4.16.  Condition of Personal Property...........................   20
   Section 4.17.  Compliance with Environmental Laws.......................   21
   Section 4.18.  Insurance................................................   22
   Section 4.19.  Litigation...............................................   22
   Section 4.20.  Contracts, Obligations and Commitments...................   23
   Section 4.21.  Employees and Employee Relations.........................   23
   Section 4.22.  Intangible Property......................................   24
   Section 4.23.  Compliance with Law......................................   24
   Section 4.24.  Hill Burton Obligations..................................   25
   Section 4.25.  Medical Staff Matters....................................   25
   Section 4.26.  Brokers..................................................   25
   Section 4.27.  Records..................................................   25
   Section 4.28.  Existing Leases..........................................   25
   Section 4.29.  Representations Complete.................................   26


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                                Table of Contents

ARTICLE V REPRESENTATIONS AND WARRANTIES BY THE PURCHASER PARTIES..........   26
   Section 5.1.   Organization.............................................   26
   Section 5.2.   Authorization; Enforcement, Absence of Conflicts.........   26
   Section 5.3.   Binding Agreement........................................   27
   Section 5.4.   Litigation...............................................   27
   Section 5.5.   Brokers..................................................   27
   Section 5.6.   Compliance with Law......................................   27

ARTICLE VI TITLE AND SURVEY................................................   27
   Section 6.1.   Survey...................................................   27
   Section 6.2.   Title Insurance..........................................   28

ARTICLE VII PRE-CLOSING COVENANTS..........................................   28
   Section 7.1.   No Shop..................................................   28
   Section 7.2.   Access; Confidentiality..................................   29
   Section 7.3.   Schedule Updates.........................................   30
   Section 7.4.   Conduct of Business by the Seller Parties Pending the
                     Closing...............................................   30
   Section 7.5.   Cooperation..............................................   31
   Section 7.6.   Regulatory and other Authorizations, Notices and
                     Consents..............................................   31
   Section 7.7.   Mutual Covenants.........................................   32
   Section 7.8.   Public Announcements.....................................   32

ARTICLE VIII CLOSING CONDITIONS............................................   33
   Section 8.1.   Conditions to the Obligations of the Seller Parties......   33
   Section 8.2.   Conditions to the Obligations of the Purchaser Parties...   33

ARTICLE IX CLOSING.........................................................   34
   Section 9.1.   Closing Date.............................................   34
   Section 9.2.   The Seller Parties' Closing Date Deliverables............   34
   Section 9.3.   Purchaser Parties' Closing Date Deliverables.............   36

ARTICLE X TERMINATION......................................................   37
   Section 10.1.  Termination..............................................   37
   Section 10.2.  Notice and Effect........................................   37

ARTICLE XI CERTAIN POST-CLOSING COVENANTS..................................   38
   Section 11.1.  Post-Closing Access to Information.......................   38
   Section 11.2.  Licensure................................................   38
   Section 11.3.  Sherman Oaks Purchase Agreement Indemnification..........   38

ARTICLE XII INDEMNIFICATION................................................   39
   Section 12.1.  The Seller Parties' Agreement to Indemnify...............   39
   Section 12.2.  The Purchaser Parties' Agreement to Indemnify............   39
   Section 12.3.  Notification and Defense of Claims.......................   40
   Section 12.4.  Investigations...........................................   41


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                                Table of Contents

   Section 12.5.  Treatment of Indemnification Payments....................   41
   Section 12.6.  Exclusive Remedy.........................................   42
   Section 12.7.  Limitation of Liability of Seller Parties................   42

ARTICLE XIII DISPUTE RESOLUTION............................................   42
   Section 13.1.  Governing Law............................................   42
   Section 13.2.  Jurisdiction and Venue...................................   42

ARTICLE XIV MISCELLANEOUS..................................................   43
   Section 14.1.  Assignment...............................................   43
   Section 14.2.  Notice...................................................   43
   Section 14.3.  Calculation of Time Period...............................   44
   Section 14.4.  Captions.................................................   44
   Section 14.5.  Entire Agreement; Modification...........................   44
   Section 14.6.  Schedules and Exhibits...................................   44
   Section 14.7.  Further Assurances.......................................   44
   Section 14.8.  Counterparts.............................................   44
   Section 14.9.  Expenses.................................................   44
   Section 14.10. Syndication..............................................   45
   Section 14.11. Securities Offering and Filings..........................   45
   Section 14.12. Binding Effect...........................................   45


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                           PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of December 30, 2005 by and among MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("MPT"), and MPT OF SHERMAN OAKS, LLC, a Delaware limited liability company (the "Acquisition Sub") (MPT and the Acquisition Sub being herein referred to, collectively, as the "Purchaser Parties"); and PRIME HEALTHCARE SERVICES II, LLC, a Delaware limited liability company ("Desert Valley Operator"), PRIME A INVESTMENTS, L.L.C., a Delaware limited liability company ("Prime A"), PRIME HEALTHCARE SERVICES, INC., a Delaware corporation ("Desert Valley Parent"), DESERT VALLEY HOSPITAL, INC., a California corporation ("Desert Valley Hospital"), and DESERT VALLEY MEDICAL GROUP, INC., a California corporation (Desert Valley Operator, Prime A, Desert Valley Parent, Desert Valley Hospital and Desert Valley Medical Group, Inc., being collectively referred to herein as the "Seller Parties").

                                   WITNESSETH:

WHEREAS, Desert Valley Operator and Prime A are parties to that certain Asset Purchase Agreement dated September 21, 2005 between Sherman Oaks Health System ("Sherman Oaks"), the subsidiaries of Sherman Oaks, Desert Valley Operator and Prime A (the "Sherman Oaks Purchase Agreement") pursuant to which Sherman Oaks has agreed to sell and assign to Desert Valley Operator and Prime A, and Desert Valley Operator and Prime A have agreed to purchase and assume from Sherman Oaks, certain assets related to the Sherman Oaks Hospital located in Sherman Oaks, California (the "Hospital"), including the Real Property (as hereinafter defined), as well as Sherman Oaks' leasehold interest in the Landlord Leases (as hereinafter defined);

WHEREAS, pursuant to that certain Amended and Restated Air Space Agreement, dated March 1, 1995, between Trustee in Bankruptcy for Triad and G&L Medical Partnership, L.P. ("G&L"), as assigned to Desert Valley Operator (the "Air Space Agreement"), Desert Valley Operator leases to G&L certain air space above a portion of the Real Property for the operation of a parking facility and subleases back from G&L Medical Partnership, L.P. twenty (20) parking spaces;

WHEREAS, subject to the terms and conditions hereinafter set forth, Seller Parties desire to sell and assign to the Acquisition Sub, and the Acquisition Sub desires to purchase and assume from Seller Parties, the Real Property and certain other assets associated or used in connection with the Hospital, all on the terms and conditions set forth in this Agreement;

WHEREAS, contemporaneously with the closing of such purchase and sale, Desert Valley Operator shall lease back the Real Property from the Acquisition Sub pursuant to a lease in the form of EXHIBIT A hereto (the "Lease"); and

WHEREAS, until its change in ownership application is approved by the California Department of Health Services ("DHS"), Desert Valley Operator intends to sublease the Real Property and

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other assets back to Sherman Oaks and to operate the same for Sherman Oaks pursuant to the terms and conditions of the Management Agreement (as hereinafter defined).

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                                  DEFINED TERMS

SECTION 1.1. CERTAIN DEFINED TERMS. Capitalized terms used herein shall have the respective meanings ascribed to them in this Section 1.1.

"Acquisition Sub" shall have the meaning set forth in the preamble to this Agreement.

"Affiliate" "means, with respect to any Person (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, 10% or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, partner, member, manager or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such Person). For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or otherwise.

"Agreement" shall have the meaning set forth in the preamble to this Agreement.

"Air Space Agreement" shall have the meaning set forth in the recitals to this Agreement.

"Appraisal" means that certain appraisal of the Real Property in form and substance, and prepared by a Person, satisfactory to MPT in its sole discretion.

"Appraised Value" means the fair market value of the Real Property as set forth in the Appraisal.

"Assets" shall have the meaning set forth in Section 2.1 hereof.

"Assumed Liabilities" shall have the meaning set forth in Section 2.2 hereof.

"Balance Sheet" shall have the meaning set forth in Section 4.5 hereof.

"Balance Sheet Date" shall have the meaning set forth in Section 4.5 hereof.

"Business" means the operation of the Hospital and the engagement in and pursuit and conduct of any business venture or activity related thereto.


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"Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

"Business Employee" shall have the meaning set forth in Section 4.21 hereof.

"CMS" means the Centers for Medicare and Medicaid Services.

"Claim" shall have the meaning set forth in Section 4.19 hereof.

"Closing" shall have the meaning set forth in Section 9.1 hereof.

"Closing Date" shall have the meaning set forth in Section 9.1 hereof.

"Code" means the United States Internal Revenue Code of 1986, as amended through the date hereof, and all regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

"Confidentiality Agreement" shall have the meaning set forth in Section 7.2(c) hereof.

"Contracts" shall have the meaning set forth in Section 4.20 hereof.

"Deed" shall have the meaning set forth in Section 9.2(b) hereof.

"DHS" shall have the meaning set forth in the recitals to this Agreement.

"Desert Valley Hospital" shall have the meaning set forth in the preamble to this Agreement.

"Desert Valley Operator" shall have the meaning set forth in the preamble to this Agreement.

"Desert Valley Parent" shall have the meaning set forth in the preamble to this Agreement.

"Environmental Claim" means any Claim, action, cause of action, investigation or notice (written or oral) by any Governmental Entity or other Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Hazardous Materials at the Real Property, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

"Environmental Law" means each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment, including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Materials, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to


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record keeping, notification, disclosure and reporting requirements respecting
Hazardous Materials, including, without limitation, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder, in each case as amended from time to time.

"Equity Constituents" means, with respect to any Person, as applicable, the members, general or limited partners, shareholders, stockholders or other Persons, however designated, who are the owners of the issued and outstanding equity or ownership interests of such Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exception Documents" means true, correct, current and legible copies of each document listed as an exception to title on the Title Commitment.

"Excluded Liabilities" shall have the meaning set forth in Section 2.2 hereof.

"Existing Leases" means those certain lease agreements in effect as of the date hereof (other than the Lease) between Affiliates of MPT and Affiliates of Desert Valley Parent.

"Expansion Commitment Letter" shall have the meaning set forth in Section 9.2(x) hereof.

"Financial Statements" shall have the meaning set forth in Section 4.5 hereof.

"Fixtures" means all permanently affixed non-medical equipment, machinery, fixtures, and other items of real property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in vacuum, cable transmission, oxygen and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

"G&L" shall have the meaning set forth in the recitals to this Agreement.

"GAAP" means United States generally accepted accounting principles as in effect from time to time. Any accounting term used herein and not specifically defined herein shall be construed in accordance with GAAP.

"Governing Documents" means, with respect to any Person, as applicable, such Person's charter, articles or certificate of incorporation, formation or organization, bylaws or other documents or instruments which establish and/or set forth the rules, procedures and rights with respect to such Person's governance, including, without limitation, any stockholders, limited liability company,


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operating or partnership agreement related to such Person, in each case as amended, restated, supplemented and/or modified and in effect as of the relevant date.

"Governmental Entity" means any national, federal, regional, state, local, provincial, municipal, foreign or multinational court or other governmental or regulatory authority, administrative body or government, department, board, body, tribunal, instrumentality or commission.

"Government Programs" shall have the meaning set forth in Section 4.10 hereof.

"Hazardous Materials" means any substance deemed hazardous under any Environmental Law, including, without limitation, asbestos or any substance containing asbestos, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, lead and lead-based paints, radon, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic wastes, materials or substances under any Environmental Law.

"Healthcare Fraud Laws" shall have the meaning set forth in Section 4.12(a) hereof.

"HIPAA" shall have the meaning set forth in Section 4.11 hereof.

"Hospital" shall have the meaning set forth in the recitals to this Agreement.

"Improvements" means all buildings, improvements, structures and Fixtures now or on the Closing Date located on the Land, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called "infrastructure" improvements.

"Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person: (i) in respect of borrowed money (whether secured or unsecured), (ii) under conditional sale or other title retention agreements relating to property or services purchased and/or sold by such Person, (iii) evidenced by bonds, notes, debentures or similar instruments,
(iv) for the payment of money relating to a capitalized lease obligation, (v) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit, (vi) pursuant to any guarantee, or (vii) secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) a Lien on the assets or property of such Person, and (b) all liabilities and obligations of others of the kind described in the preceding clause (a) and otherwise that (i) such Person is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise, or (ii) which are secured by a Lien on any of the assets or property of such Person.

"Indemnified Party" shall have the meaning set forth in Section 12.3(a) hereof.

"Indemnifying Party" shall have the meaning set forth in Section 12.3(a) hereof.

"Intangible Property" shall have the meaning set forth in Section 4.22 hereof.

"JCAHO" shall have the meaning set forth in Section 4.10 hereof.


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"Knowledge," "to the knowledge or best knowledge of" or similar words or phrases means, with respect to any Person, such Person's actual or deemed knowledge of a particular fact or matter if any of such Person's current or former officers or directors (or other Persons however denominated, currently or formerly exercising similar authority with respect to such Person) (a Person's "Knowledge Group"), including, but not limited to, in the case of the Seller Parties, Prem Reddy, M.D. and/or Lex Reddy, has actual knowledge of such fact or matter.

"Land" shall have the meaning set forth in Section 2.1(a) hereof.

"Landlord Leases" means those certain leases set forth on EXHIBIT B hereto, pursuant to which Desert Valley Operator or Sherman Oaks Medical Group Management, Inc., a California professional corporation, as tenant, leases certain property or space related to the Business.

"Law" means any federal, state or local statute, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Entity or otherwise, including, without limitation, any judicial or administrative order, consent, decree or judgment.

"Lease" shall have the meaning set forth in the recitals to this Agreement.

"Lien" means any mortgage, adverse Claim, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, lien (statutory or otherwise) or preference, security interest or other encumbrance of any kind or nature whatsoever.

"Management Agreement" means that certain Interim Management Agreement dated as of the closing date by and between the Desert Valley Operator and Sherman Oaks.

"Material Adverse Effect" means, with respect to any Person, any change, event(s), occurrence(s) or effect(s), whether direct or indirect, that, both before and after giving effect to the transactions contemplated by this Agreement, could, individually or in the aggregate, have a material adverse effect on (i) the business, properties, results of operations, assets, revenue, income, prospects or condition (financial or otherwise) of, or the ability to timely satisfy the obligations or liabilities (whether absolute or contingent) of, such Person, (ii) such Person's business or assets, or (iii) the ability of such Person to perform its obligations under, and/or consummate the transactions contemplated by, this Agreement within the time periods specified herein.

"Medicaid" shall have the meaning set forth in Section 4.10 hereof.

"Medi-Cal" shall have the meaning set forth in Section 4.10 hereof.

"Medicare" shall have the meaning set forth in Section 4.10 hereof.

"Minimum Aggregate Liability Amount" shall have the meaning set forth in Section 12.1(b) hereof.

"MPT" shall have the meaning set forth in the recitals to this Agreement.


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"Permitted Encumbrances" means (i) Liens for or arising from current taxes not yet due and payable; (ii) easements and other restrictions of record; (iii) matters set forth in the Title Commitment issued by the Title Company; (iv) matters disclosed on the Survey; and (v) other matters, encumbrances and defects approved by MPT in writing.

"Permits" shall have the meaning set forth in Section 4.9 hereof.

"Person" means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a joint venture, a Governmental Entity or another entity or group.

"Personal Property" shall have the meaning set forth in Section 4.16 hereof.

"Personal Property Leases" shall have the meaning set forth in Section 4.16 hereof.

"Physician" means any physician rendering services, within, at or on the Hospital or its premises within the five (5) year period ending on the date of this Agreement.

"Plan" shall have the meaning set forth in Section 4.21 hereof.

"Prime A" shall have the meaning set forth in the preamble to this Agreement.

"Public Taking" shall means any condemnation, requisition or other taking by any Governmental Entity.

"Purchase Price" shall have the meaning set forth in Section 3.1 hereof.

"Purchaser Damages" shall have the meaning set forth in Section 12.1(a) hereof.

"Purchaser Parties" shall have the meaning set forth in the preamble to this Agreement.

"Purchaser Indemnified Party" shall have the meaning set forth in Section
12.1(a).

"Purchaser's Indemnity Periods" shall have the meaning set forth in Section 12.1(b) hereof.

"Real Property" shall have the meaning set forth in Section 2.1(b) hereof.

"Search Reports" means reports of searches made of the uniform commercial code records of the county in which the Real Property is located, and of the office of the secretary of state of the state in which the Real Property is located and in the state in which the principal office of the Seller Parties is located.

"Seller Damages" shall have the meaning set forth in Section 12.2(a) hereof.

"Seller Indemnified Parties" shall have the meaning set forth in Section 12.2(a) hereof.

"Seller Indemnity Period" shall have the meaning set forth in Section 12.2(b) hereof.

"Seller Party Instruments" shall have the meaning set forth in Section 4.2 hereof.


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"Seller Parties" shall have the meaning set forth in the preamble to this
Agreement.

"Service Provider" means any Person who has rendered or is rendering services to or on behalf of Desert Valley Parent or any of its Subsidiaries.

"Sherman Oaks" shall have the meaning set forth in the recitals to this Agreement.

"Sherman Oaks Claim" shall have the meaning set forth in Section 11.3 hereof.

"Sherman Oaks Purchase Agreement" shall have the meaning set forth in Section
11.3 hereof.

"Special Purpose Entity" means an entity which (i) exists solely for the purpose of owning and/or leasing all or any portion of the Real Property and conducting the operation of the Business, (ii) conducts business only in its own name,
(iii) does not engage in any business other than the ownership and/or leasing all or any portion of the Real Property and the operation of the Business, (iv) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the interest which it owns in the Real Property and the other assets incident to the operation of the Business, (v) does not have any debt other than as permitted by the Lease or arising in the ordinary course of the Business and does not guarantee or otherwise obligate itself with respect to the debts of any other Person other than as approved by MPT, (vi) has its own separate books, records, accounts, financial statements and tax returns (with no commingling of funds or assets), (vii) holds itself out as being a company separate and apart from any other entity, (viii) maintains all corporate formalities independent of any other entity.

"Subsidiary" means with respect to Desert Valley Parent, those certain subsidiaries of Desert Valley Parent listed and described on SCHEDULE 4.1 hereto and with respect to any Person, any other Person of or with respect to which Fifty Percent (50%) or more of the total voting power of the voting securities is beneficially owned by such Person.

"Survey" means a current "as-built" ALTA survey, certified to ALTA requirements, prepared by an engineer or surveyor licensed in the state in which the Real Property is located acceptable to MPT in its sole discretion, which shall be prepared in accordance with the provisions set forth in Section 6.1 of this Agreement.

"Taxes" means any and all taxes, charges, fees, levies or other assessments, including, without limitation, any and all income, gross receipts, excise, real and personal property (including leaseholds and interests in leaseholds), sales, use, occupation, transfer, license, ad valorem, gains, profits, gift, minimum estimated, social security, unemployment, disability, premium, recapture, credit, payroll, withholding, severance, stamp, capital stock, value added leasing, franchise and other taxes or similar charges of any kind including any interest and penalties on or additions thereto or attributable to any failure to comply with any requirement regarding any Tax Return.

"Tax Return" means any return, declaration, filing, report, claim for refund or information return or other statement relating to Taxes (whether filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity), including any schedule or attachment thereto, and including any amendment or extension thereof.


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"Tax Structure" shall have the meaning set forth in Section 7.2(c) hereof.

"Tax Treatment" shall have the meaning set forth in Section 7.2(c) hereof.

"Tenant" means the lessees or tenants under the Tenant Leases (as hereinafter defined), if any.

"Tenant Leases" shall have the meaning set forth in Section 4.15(i) hereof.

"Third Party Claim" shall have the meaning set forth in Section 12.3(a) hereof.

"Title Commitment" means a current commitment issued by the Title Company to the Purchaser Parties pursuant to the terms of which the Title Company shall commit to issue the Title Policy to the Purchaser Parties in accordance with the provisions of this Agreement, and reflecting all matters which would be listed as exceptions to coverage on the Title Policy.

"Title Company" means the national service office of a title insurance company licensed in the state in which the Real Property is located and selected by MPT in its sole discretion.

"Title Policy" means a title insurance policy in form and substance satisfactory to MPT in its sole discretion.

"Warranties" means all warranties, representations and guaranties with respect to any of the Assets, whether express or implied, which the Seller Parties now hold or under which the Seller Parties are the beneficiary.

SECTION 1.2. INTERPRETATION; TERMS GENERALLY. The definitions set forth in
Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated, the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "herein", "hereof" and "hereunder" and words of similar import shall be deemed to refer to this Agreement (including the Schedules and Exhibits) in its entirety and not to any part hereof, unless the context shall otherwise require. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections and Schedules of, and Exhibits to, this Agreement, unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number of "days" that does not refer explicitly to a "Business Day" or "Business Days" shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

                                   ARTICLE II

             PURCHASE AND SALE OF ASSETS, ASSUMPTION OF LIABILITIES

SECTION 2.1. PURCHASE AND SALE OF ASSETS. Based upon the representations and warranties of the Seller Parties as set forth herein, and subject to the terms and conditions hereof, at the Closing, the Seller Parties, in consideration for the payment of the Purchase Price in accordance with Section 3.1, shall grant, sell, assign, transfer, convey and deliver to the Acquisition Sub, and the Acquisition Sub shall purchase and acquire from the Seller Parties, free and clear of all Liens, other than Permitted Encumbrances, the following assets of the Seller Parties to the extent the Seller Parties have an interest therein (collectively, the "Assets"):

(a) those certain tracts of land consisting of approximately 3.7 acres located in Sherman Oaks, California the legal descriptions of which are set forth on EXHIBIT C attached hereto (the "Land") and all Improvements located thereon (collectively the "Real Property");

(b) all of the Seller Parties' rights under and interest in the Air Space Agreement;

(c) to the extent assignable, all of Seller Parties' rights in all intangible property relating exclusively to the Real Property, including, but limited to, zoning rights, Permits and indemnification or similar rights and all Warranties affecting or inuring to the benefit of the Real Property or the owner thereof (including, without limitation, any indemnification or similar rights and Warranties related to the Real Property);

(d) all of the Seller Parties' right, title and interest in and to site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, inspection reports, engineering and environmental plans and studies, title reports, floor plans, landscape plans and other plans relating to the Real Property and the Improvements; and

(e) all of the Seller Parties' right, title and interest in and to all causes of action, claims and rights in litigation (or which could result in litigation against any party) pertaining or relating to the Real Property (including, without limitation, any causes of action, claims or rights in litigation or other rights related to or arising under any purchase contracts (including, without limitation, all of Seller Parties' rights to indemnification and claims for breach or default under the Sherman Oaks Purchase Agreement) respecting the Real Property).

SECTION 2.2. EXCLUDED LIABILITIES. Notwithstanding anything in this Agreement to the contrary, except as set forth on SCHEDULE 2.2 (the "Assumed Liabilities") no Purchaser Party shall assume or agree to pay, satisfy, discharge or perform, or shall be deemed by virtue of the execution and delivery of this Agreement or any other document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement or such other document, to have assumed, or to have agreed to pay, satisfy, discharge or perform, or shall be liable for, any liability, obligation, contract or Indebtedness of the Seller Parties or any other Person, whether primary or secondary, direct or indirect, including, without limitation, any liability or obligation relating to the ownership, use or operation of any of the Assets or the Hospital prior to Closing, any liability or obligation arising out of or related to any breach, default, tort or similar act committed by a Seller Party or for any failure of a Seller Party to perform any covenant or obligation for or during any period prior to Closing, and any liability arising out of the ownership and operation of the Assets and the Hospital by Sherman Oaks or any other Person prior to Closing (collectively, the "Excluded Liabilities").

                                   ARTICLE III

                                 PURCHASE PRICE

SECTION 3.1. PURCHASE PRICE. Subject to obtaining the Appraisal in accordance with Section 8.2(m) hereof and subject to adjustment as provided herein, the purchase price for the Assets shall be Twenty Million and No/100 Dollars ($20,000,000.00) (the "Purchase Price"). Subject to the terms and conditions hereof, at Closing, the Acquisition Sub shall pay the Purchase Price via wire transfer of immediately available federal funds to an account specified in writing by Desert Valley Parent not less than three (3) Business Days prior to the Closing Date.

SECTION 3.2. TAXES, RENTALS, UTILITIES. The parties acknowledge that all utility charges and all real and personal property Taxes related to the Assets shall be the responsibility of Desert Valley Operator pursuant to the terms of the Lease.

SECTION 3.3. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets for purposes of Section 1060 of the Code as set forth on
SCHEDULE 3.3. The parties agree to use, and to not take any position which is inconsistent with, such allocation in the preparation and filing of any Tax Return (including Form 8594).

                                   ARTICLE IV

                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                              OF THE SELLER PARTIES

With the understanding that the Purchaser Parties shall rely hereon, and as a material inducement to the Purchaser Parties to enter into this Agreement and the Lease, the Seller Parties hereby jointly and severally represent, warrant and covenant to the Purchaser Parties as of the date hereof and as of the Closing Date as follows:

SECTION 4.1. ORGANIZATION. Each Seller Party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of their respective states of incorporation and is duly licensed in each jurisdiction in which the nature of the business conducted, or the assets owned, operated and/or leased, by such Seller Party requires or makes such qualification necessary. Desert Valley Operator is, and has at all times since its incorporation been, a Special Purpose Entity. SCHEDULE 4.1 sets forth the ownership of each Seller Party and, except as set forth therein, no other party has any equity interest in any Seller Party or any option, warrant or other right to acquire same.

SECTION 4.2. AUTHORIZATION AND ENFORCEABILITY. Each Seller Party has the requisite corporate or limited liability company power and authority to conduct its business as it is now being conducted and as proposed to be conducted and to execute, deliver and carry out the terms of the Sherman Oaks Purchase Agreement (if it is a party thereto) and this Agreement, together with all documents and agreements necessary to give effect to the provisions of the Sherman Oaks Purchase Agreement (if it is a party thereto) and this Agreement, including the Lease, and to consummate the transactions contemplated hereby and thereby. All corporate or limited liability company actions required to be taken by a Seller Party (including, without limitation, all necessary actions by the manager, members, board of directors and/or shareholders of such Seller Party) to authorize the execution, delivery and performance of the Sherman Oaks Purchase Agreement (if it is a party thereto), this Agreement, and all other documents, agreements and instruments executed by such Seller Party which are necessary to give effect to the Sherman Oaks Purchase Agreement (if it is a party thereto) and this Agreement (collectively, the "Seller Party Instruments") and all transactions contemplated hereby and thereby, have been duly and properly taken or obtained in accordance and compliance with, as applicable, such Seller Party's Governing Documents. Each Seller Party has heretofore delivered to the Purchaser Parties true, correct and complete copies of such Seller Party's Governing Documents. No other action on the part of any Seller Party is necessary to authorize the execution, delivery and performance of the Sherman Oaks Purchase Agreement (if it is a party thereto), this Agreement, the Seller Party Instruments and all transactions contemplated hereby and thereby. The Sherman Oaks Purchase Agreement, this Agreement, the Seller Party Instruments and all agreements to which any Seller Party will become a party hereunder or thereunder, including the Lease, are and will constitute the valid and legally binding obligations of such Seller Party, and are and will be enforceable against such Seller Party in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except as enforceability may be subject to and limited by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

SECTION 4.3. ABSENCE OF CONFLICTS. Each Seller Party's execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (or by the Sherman Oaks Purchase Agreement if such Seller Party is a party thereto), will not, with or without the giving of notice and/or the passage of time: (i) violate or conflict with any provision of either Seller Parties' Governing Documents; (ii) violate any provision of any Law to which such Seller Party is subject; (iii) violate or conflict with any judgment, order, writ or decree of any court applicable to such Seller Party; (iv) result in or cause the creation of a Lien on any of the Assets; or (v) except as disclosed on SCHEDULE 4.3, result in the breach or termination of any provision of, or create rights of acceleration or constitute a default under, the terms of any indenture, mortgage, deed of trust, contract, agreement or other instrument to which such Seller Party is a party or by which such Seller Party or any of its assets is bound.

SECTION 4.4. CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 4.4, no license, permit, qualification, order, consent, authorization, approval or waiver of, or registration, declaration or filing with, or notification to, any Governmental Entity or other Person is required to be made or obtained by or with respect to either Seller Party in connection with the execution, delivery and performance of the Sherman Oaks Purchase Agreement (if such Seller Party is a party thereto), this Agreement or the Seller Instruments by the Seller Parties or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.5. FINANCIAL STATEMENTS. SCHEDULE 4.5 sets forth (i) the audited balance sheets of each applicable Seller Party (other than Desert Valley Operator and Prime A) for the fiscal years ended 2003 and 2004, (ii) the unaudited balance sheet of each Seller Party at September 30, 2005 (in the case of Desert Valley Operator and Prime A November 30, 2005) (the "Balance Sheet Date") (the balance sheets described in this subsection (ii) being herein referred to, collectively, as the "Balance Sheets"), (iii) the audited statement of income and cash flows of each applicable Seller Party (other than Desert Valley Operator and Prime A) for the fiscal years ended 2003 and 2004, and (iv) the unaudited statement of income of each Seller Party for the nine (9) months ended September 30, 2005 (in the case of Desert Valley Operator and Prime A November 30, 2005) (the financial statements described in this sentence, being herein referred to, collectively, as the "Financial Statements"). Except as set forth on SCHEDULE 4.5, the Financial Statements have been prepared in accordance with GAAP, are based on the books, records and accounts of the Seller Parties and fairly present the financial condition and results of operations, cash flows and shareholders' equity of the Seller Parties as of the respective dates thereof and for the respective periods indicated therein, except (i) that the unaudited interim statements do not include complete note (including footnote) disclosure as required by GAAP; and (ii) that the unaudited interim statements are subject to normal, year-end adjustments which are not, and will not be, material in amount or effect, either individually or in the aggregate.

SECTION 4.6. NO UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 4.6, no Seller Party has any material liability or obligation, whether absolute, accrued, contingent or otherwise, including any potential future liability arising out of acts or omissions which have already occurred, which is not fully and accurately reflected or reserved against in the Balance Sheets except for liabilities or obligations that may have arisen in the ordinary course of business of the Seller Parties, consistent with the past practice of the Seller Parties, since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law) and no Seller Party has Knowledge of any fact, condition or circumstance which could form the basis of any such liability or obligation.

SECTION 4.7. ACCOUNTS RECEIVABLE. The accounts receivable of Sherman Oaks include only accounts receivable arising from bona fide transactions in the conduct of the ordinary course of business of Sherman Oaks, are in all material respects true and genuine, represent legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms. No material payment of said receivables is contingent upon performance of any obligations or contract, past or future, and, except as set forth on SCHEDULE 4.7, all such receivables are free of all security interests and encumbrances created by Sherman Oaks. Except as set forth on SCHEDULE 4.7, no defense, counterclaim, offset or adjustment exists as to any such account receivable.

SECTION 4.8. ABSENCE OF CHANGES. Except as set forth on SCHEDULE 4.8, since the Balance Sheet Date, Sherman Oaks has, as applicable:

(a) conducted its business only in the ordinary course of business and consistently with its past practices;

(b) not suffered any change, event or circumstance which has had, or could have, a Material Adverse Effect;

(c) preserved its legal existence and retained its business organization intact;

(d) maintained its relationships with all suppliers, trade creditors and trade debtors;

(e) paid or satisfied all of its debts, liabilities or obligations as the same became due;

(f) paid all compensation and other obligations to its employees when the same were due and payable;

(g) timely made all applicable filings with Governmental Entities;

(h) not mortgaged, pledged, subjected to Lien, charged, encumbered or granted a security interest in or to any of the Assets;

(i) except as otherwise provided in this Agreement, not sold or transferred any of its assets except for sales of inventory in the ordinary course of business and consistently with its past practices;

(j) not suffered any damage, destruction or loss (whether or not covered by insurance) affecting the Assets;

(k) not cancelled any debts owing to it or otherwise granted or waived any right of substantial value;

(l) not terminated or materially modified any contract, lease, agreement or arrangement with any payor, vendor or supplier or received notice of termination or become aware of any threat of termination with respect to any such contract, lease, agreement or arrangement;

(m) except for the Sherman Oaks Purchase Agreement, not made any capital expenditure or commitment for the acquisition of assets in excess of Fifty Thousand Dollars ($50,000);

(n) not made or suffered any change to its Governing Documents;

(o) not made or received any loans or advances to or from any Person, other than renewals or extensions of existing indebtedness and uses of lines of credit;

(p) maintained its books and records in accordance with GAAP, consistent with past practices;

(q) not incurred, assumed or guaranteed any Indebtedness;

(r) not experienced any defections in its medical staff; or

(s) not agreed or offered, whether in writing or otherwise, to take, and neither any Seller Party nor its board of directors (or by any Person or group of Persons possessing and/or exercising similar authority with respect to such Seller Party) or Equity Constituents have authorized the taking of, any action described in Sections 4.8(a) through 4.8(r) above.

SECTION 4.9. LICENSES. Except as set forth on SCHEDULE 4.9, Sherman Oaks has, and, upon the closing of the transaction under the Sherman Oaks Purchase Agreement, Desert Valley Operator will have, all licenses, permits, certificates of need and other authorizations of Government Entities (the "Permits") from all applicable Governmental Entities necessary or proper in order to operate the Hospital and to conduct the Business. Except as set forth on SCHEDULE 4.9, Sherman Oaks has, and upon the closing of the transaction under the Sherman Oaks Purchase Agreement, Desert Valley Operator will have, good, clear and indefeasible title to and ownership of all the Permits, free and clear of all Liens and may grant Acquisition Sub a first priority security interest in and to the Permits. Each Permit issued to and held by Sherman Oaks is identified and described on SCHEDULE 4.9, and true, correct and current copies of each such Permit have previously been made available to the Purchaser Parties by the Seller Parties. Except as set forth on SCHEDULE 4.9, Sherman Oaks previously has complied and is currently complying with its obligations under each of the Permits and all such Permits are in full force and effect. No written notice from any authority in respect to the threatened, pending or possible revocation, termination, suspension or limitation of any of the Permits has been issued or given to Sherman Oaks or any Seller Party and neither Sherman Oaks, nor any Seller Party, has any Knowledge of the proposed or threatened issuance of any such notice or of any grounds or basis therefor. The Hospital is currently licensed as a general acute-care hospital with __ general acute-care beds, and will remain so licensed through the Closing Date in compliance with and subject only to the usual and customary laws and government regulations pertaining to the operation of an acute-care hospital in the State of California.

SECTION 4.10. ACCREDITATION; MEDICARE AND MEDICAID; THIRD PARTY PAYORS. Sherman Oaks is currently accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") and the Seller Parties have previously made available to the Purchaser Parties true, correct and complete copies of the following documents (i) the most recent JCAHO accreditation survey reports for the Hospital and deficiency list and plan of correction, if any, and a list and description of events in the past three (3) years at the Hospital that constitute "Adverse Events" (as defined by JCAHO), if any, and any documentation that was created prepared and/or produced by Sherman Oaks or any Seller Party to satisfy JCAHO requirements relating to addressing such Adverse Events; (ii) any state licensing survey reports with respect to the Hospital for the two (2) year period prior to the date hereof, as well as any statements of deficiencies and plans of correction in connection with such reports; (iii) the fire marshal's surveys for the past two (2) years and list of deficiencies, if any, for the Hospital; and (iv) the boiler inspection reports for the past two (2) years and list of deficiencies, if any, for the Hospital. Sherman Oaks has taken all reasonable steps to correct all such deficiencies and a description of any uncorrected deficiency is set forth on SCHEDULE 4.10. Except as set forth on
SCHEDULE 4.10 attached hereto, Sherman Oaks and each Seller Party (other than Prime Healthcare Services, Inc.) participates without restriction under Title XVIII of the Social Security Act ("Medicare") and Title XIX of the Social Security Act ("Medi-Cal"), the Medicare and the Medi-Cal programs of the State of California and the TRICARE/CHAMPUS programs (collectively, the "Government Programs"). Sherman Oaks has received Medicare or Medi-Cal reimbursement with respect to the Hospital and is eligible to receive payment without restriction under Medicare and Medi-Cal. Except as set forth on SCHEDULE 4.10, the Hospital is in compliance with the conditions of participation for the Government Programs, has received all approvals or qualifications necessary for capital reimbursement and has been found by CMS to be in compliance with 42 C.F.R. Sections 489.20 and 489.24 and its medicare provider agreement will not be terminated for failure to so comply. Except as set forth on SCHEDULE 4.10, there is no pending, nor, to the Seller Parties' Knowledge, threatened, proceeding or investigation under the Government Programs involving the Hospital or any of the Assets. The Seller Parties have previously made available to the Purchaser Parties true, correct and complete copies of the most recent Medicare and Medi-Cal certification survey reports for the Hospital including any statements of deficiencies and plans of correction, and the corrective action plans related thereto. Sherman Oaks has taken all reasonable steps to correct all such deficiencies and a description of any uncorrected deficiency is set forth on SCHEDULE 4.10. With respect to the operation of the Hospital, except as set forth on SCHEDULE 4.10, neither Sherman Oaks nor any of its officers, directors or any of the Business Employees (as hereinafter defined), nor any Seller Party (or Equity Constituent thereof) or Service Provider (i) has been excluded, suspended or debarred from, or otherwise adjudicated, deemed or determined ineligible for, participation in any Government Program, including Medicare or Medi-Cal, (ii) has been convicted of a criminal offense related to conduct that would trigger an exclusion from any Government Program, (iii) committed any act or omission which could result in, or form the basis of, any of the actions described in clauses (i) or (ii) of this sentence; and (v) no Medicare funds will be used to make any payment for any items or services furnished by any excluded individual. Sherman Oaks has timely filed, caused to be timely filed and, as to reports due after the Closing, Desert Valley Operator shall timely file or cause to be filed, all cost reports required by third party payors, including, but not limited to, Government Programs and other insurance carriers, and, except as disclosed on SCHEDULE 4.10 all such reports are or will be complete and accurate when filed. Except as disclosed on SCHEDULE 4.10, Sherman Oaks is and has been in compliance with filing requirements with respect to cost reports of the Hospital, including appropriate allocation of expenses associated with any management or consulting services provided by any employees of Sherman Oaks and such reports do not claim and the Hospital has not received, payment or reimbursement in excess of the amount provided or allowed by applicable law or any applicable agreement, except where excess reimbursement was noted on the cost report. True and correct copies of the cost reports to third parties for the Hospital for the three (3) most recent fiscal years with respect to which Sherman Oaks received such cost reports have been made available to the Purchaser Parties. Except as disclosed on SCHEDULE 4.10, neither Sherman Oaks, nor any Seller Party, has received any written notice of any dispute relating to the Hospital between Sherman Oaks and any Governmental Entity, including any fiscal intermediary or carrier, federal, state or local governmental body or entity, or the Administrator of the Center for Medicare and Medi-Cal Services, with respect to any Government Program cost reports or claims filed with respect to the Hospital, on or before the date of this Agreement.

SECTION 4.11. HIPAA COMPLIANCE. Sherman Oaks and each Seller Party are in full compliance with the Standards for Privacy of Individually Identifiable Health Information and the Transaction and Code Set Standards which were promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). SCHEDULE 4.11 includes, but is not limited in any manner whatsoever to, any privacy, security or transaction and code set standards compliance plan of Sherman Oaks in place or in development, and any plans, analyses or budgets relating to information systems, including but not limited to necessary purchases, upgrades or modifications to effect HIPAA compliance.

SECTION 4.12. HEALTHCARE REGULATORY MATTERS.

(a) No Seller Party, Sherman Oaks, or, to the Knowledge of any Seller Party, any Physician, Service Provider or other Person rendering services (including directly or indirectly referring patients) to or at, or in any way affiliated with the Hospital (i) is a party to, or has received notice of, the commencement of any investigation or debarment proceedings or any governmental investigation or action (including any civil investigative demand or subpoena) under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035), and Patient Inducement Statute and equivalent state statutes or any rule or regulation promulgated by a Governmental Entity with respect to any of the foregoing (collectively, the "Healthcare Fraud Laws") affecting any Seller Party, Sherman Oaks, the Hospital or the Business (and no grounds for any such proceeding, investigation or action exist); and (ii) is not in full compliance with all applicable Healthcare Fraud Laws.

(b) Except as set forth on SCHEDULE 4.12, no Seller Party, Sherman Oaks, or, to the Seller Parties' Knowledge, any Physician, Service Provider or other Person rendering services (including directly or indirectly referring patients) to or at, or in any way affiliated with, the Hospital, has ever been investigated, charged or implicated in any violation of any state or federal statute or regulation involving false, fraudulent or abusive practices relating to participation in state or federally sponsored reimbursement programs, including, but not limited to, false or fraudulent billing practices. No Seller Party, Sherman Oaks or, to the Seller Parties' Knowledge, any Physician, Service Provider or other Person rendering services (including directly or indirectly referring patients) to or at, or in any way affiliated with, the Hospital, has ever engaged in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment under Medicare or Medi-Cal program; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under Medicare or Medi-Cal program; (iii) failing to disclose knowledge of any event affecting the initial or continued right to any benefit or payment under Medicare or Medi-Cal program on its own behalf or on behalf of another, with intent to secure such payment or benefit fraudulently; (iv) knowingly and willfully soliciting, paying, or receiving any remuneration (including kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medi-Cal, or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medi-Cal; (v) presenting or causing to be presented a claim for reimbursement for services that is for an item or service that was known or should have been known to be (A) not provided as claimed, or (B) false or fraudulent; or (vi) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (A) a facility in order that the facility may qualify for Governmental Entity certification or (B) information to be provided under 42 USC Section 1320a-3.

SECTION 4.13. TAXES. Each Seller Party has filed or caused to be filed all Tax Returns of such party which have become due (taking into account valid extensions of time to file) prior to the date hereof. Such Tax Returns are accurate and complete in all material respects, and each Seller Party has paid or caused to be paid all Taxes for the periods covered thereby, whether or not shown to be due on such Tax Returns. There are (i) no outstanding Liens for any Taxes that have been filed by any Governmental Entity against the Assets, or any other assets of Sherman Oaks or any Seller Party used in the Business (other than for ad valorem taxes not yet due and payable), and (ii) no claims being asserted with respect to any Taxes relating to any Seller Party, Sherman Oaks, the Assets or the Business for which any Purchaser Party could be held liable, and there is no basis for the assertion of any such claim. No Seller Party or Sherman Oaks has made or agreed or offered to make, or revoked or agreed or offered to revoke, a Tax election with respect to or affecting the Assets at any time during the last two (2) years. Except as set forth on SCHEDULE 4.13, no Seller Party or Sherman Oaks is a party to any tax abatement agreement relating to the Assets. Except as disclosed with reasonable specificity on SCHEDULE 4.13, there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Assets or any Purchaser Party may be subject following the Closing.

SECTION 4.14. GOOD TITLE TO ASSETS. Except as set forth on SCHEDULE 4.14 and upon the closing of the transaction under the Sherman Oaks Purchase Agreement, Desert Valley Operator will have, good, absolute and marketable title to, and unrestricted possession of, all of the Assets (other than the Real Property, which is addressed in Section 4.15 below), free and clear of all Liens (other than Permitted Exceptions) and any adverse Claims of third parties.

SECTION 4.15. TITLE AND CONDITION OF THE REAL PROPERTY.

(a) EXHIBIT C hereto sets forth a legal description of the Real Property. At Closing, Desert Valley Operator and Prime A will have and convey to the Acquisition Sub good and marketable title in their interests in the Real Property, free and clear of any and all Liens, encumbrances, restrictions or easements of any kind whatsoever (other than Permitted Encumbrances).

(b) The location, construction, occupancy, operation, use and sale of the Real Property (including the Improvements) do not violate any applicable law, statute, ordinance, rule, regulation, order or determination of any Governmental Entity or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Real Property, including, without limitation, any applicable zoning or subdivision ordinance or building code, flood disaster law or health and environmental law or regulation.

(c) With regard to the Real Property, except as set forth on SCHEDULE 4.15(C) or as otherwise disclosed on the Survey, to the Knowledge of the Seller Parties, there are no (i) encroachments onto or from adjacent properties; (ii) violations of set-back, building or side lines; (iii) encroachments onto any easements or servitudes located on such Real Property; (iv) pending or threatened boundary line disputes; (v) portions of such Real Property located in a flood plain or in an area defined as a wetland under applicable state or federal law; (vi) cemeteries or gravesites located on the Real Property; or (vii) mine shafts under the Real Property or any other latent defects, such as sinkholes, regarding or affecting the Real Property.

(d) The existing water, sewer, gas and electricity lines, storm sewer and other utility systems are adequate to serve the utility needs of the Real Property. All of said utilities are installed and operating, and all installation and connection charges have been paid in full.

(e) Except as set forth on SCHEDULE 4.15(E), neither the whole nor any portion of the Real Property has been condemned, requisitioned or otherwise taken by any public authority (a "Public Taking"), and no notice of any Public Taking has been received by any Seller Party with regard to any of the Real Property. No Seller Party has any Knowledge of any Public Taking being threatened or contemplated. No Seller Party has any Knowledge of any public improvements which have been ordered to be made and/or which have not heretofore been assessed, and, to the Knowledge of the Seller Parties, there are no special, general or other assessments pending or threatened against or affecting any of the Real Property (except those expressly identified in the Title Commitment).

(f) Except as set forth on SCHEDULE 4.15(F), there are no Claims, actions, suits, proceedings or investigations pending or, to the Knowledge of any Seller Party, threatened, against or affecting all or any portion of the Real Property.

(g) Permanent certificates of occupancy, all licenses, permits, certificates of need (if applicable), authorizations and approvals required by all Governmental Entities having jurisdiction, have been issued for the Improvements, and, as of the Closing, all of the same will be in full force and effect. The Improvements, as designed and constructed, comply with all statutes, restrictions, regulations and ordinances applicable thereto, including but not limited to the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973. No Seller Party has in its possession or has Knowledge of any studies or reports which specify or suggest the presence of any defects in the design or construction of any of the Improvements.

(h) The Seller Parties have no Knowledge of any fact or condition which would result in the termination of the current access from the Real Property to any presently existing public highways and/or roads adjoining or situated on the Real Property or to sewer or other utility services to serve the Real Property.

(i) SCHEDULE 4.15(I) attached hereto sets forth an accurate and complete list of all leases, subleases, commitment letters, letters of intent and other rental agreements, whether written or oral, now or hereafter in effect, if any, that grant or will grant a possessory interest in and to any space in the Real Property or that otherwise assign or convey rights with regard to the Real Property or the Improvements (collectively referred to as the "Tenant Leases").
SCHEDULE 4.15(I) designates which of the Tenant Leases described therein are with the referral sources (as determined by any of the Healthcare Fraud Laws) of Sherman Oaks. SCHEDULE 4.15(I) specifies the rent and security deposit, if any, for each Tenant Lease. The Seller Parties have made available to the Purchaser Parties complete, correct and current copies of all Tenant Leases. The Seller Parties shall provide to the Purchaser Parties prior to Closing Tenant Lease estoppels in form satisfactory to the Purchaser Parties from all Tenants under the applicable Tenant Leases. Except for the Tenant Leases and any other items listed on SCHEDULE 4.15(I), there are no purchase contracts, leases of space, options, rights of first refusal or other written or oral agreements of any kind whereby any person or entity will have acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the Real Property or the Improvements.

(j) Sherman Oaks has not accepted the payment of rent or other sums due under any of the Tenant Leases for more than one (1) month in advance. As of the Closing, none of the Tenant Leases and none of the rents or other charges payable thereunder, if any, will have been assigned, pledged or encumbered. Except as set forth on SCHEDULE 4.15(J), as of the Closing, no brokerage or leasing commissions or other compensation will be due or payable to any Person with respect to, or on account of, the Lease or any Tenant Lease or any extensions or renewals thereof, if any, excepting those agreements entered into or accepted in writing by the Purchaser Parties.

(k) All tenant improvements, repairs and other work and obligations, if any, then required to be performed by the landlord under each of the Tenant Leases will be fully performed and paid for in full on or prior to the Closing.

(l) Except as set forth on SCHEDULE 4.15(L): (i) the Tenant Leases are freely assignable by Sherman Oaks to the Seller Parties, have not been modified, amended or assigned, are legally valid, binding and enforceable against Sherman Oaks and, following closing, the Seller Parties (and, to the best of the Seller Parties' Knowledge, against the other parties to such Tenant Leases) in accordance with their respective terms and are in full force and effect; (ii) there are no monetary defaults and no material nonmonetary defaults by Sherman Oaks or, to the best of the Seller Parties' Knowledge, any other party to the Tenant Leases; (iii) Sherman Oaks has not received written notice of any default, offset, counterclaim or defense under any of the Tenant Leases; (iv) no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by Sherman Oaks or any Seller Party of the terms of any of the Tenant Leases; and (v) upon the closing of the transaction under the Sherman Oaks Purchase Agreement, the Tenant Leases will be freely assignable by the Seller Parties to the Acquisition Sub.

(m) The Real Property constitutes all the land and improvements used by Sherman Oaks in connection with the operation of the Hospital, it being understood that certain administrative activities relating to such operations are not conducted at the Real Property.

SECTION 4.16. CONDITION OF PERSONAL PROPERTY. SCHEDULE 4.16 sets forth a list of all equipment and other items of tangible personal property used by Sherman Oaks in the operation of the Hospital and to be purchased by Desert Valley Operator (the "Personal Property"). Except as set forth on SCHEDULE 4.16, upon the closing of the transaction under the Sherman Oaks Purchase Agreement, Desert Valley Operator may grant Acquisition Sub a first priority security interest in and to the Personal Property. SCHEDULE 4.16 sets forth an accurate and complete list of all leases of personal property used in the operation of the Hospital (the "Personal Property Leases"). The Seller Parties have made available the Purchaser Parties with complete, correct and current copies of all of the Personal Property Leases. Except as set forth on SCHEDULE 4.16: (i) the Seller Parties may, upon the closing of the transaction under the Sherman Oaks Purchase Agreement, grant a first priority security interest in the Personal Property Leases to the Acquisition Sub, (ii) the Personal Property Leases have not been modified, amended or assigned, are legally valid, binding and enforceable in accordance with their respective terms and are in full force and effect; (iii) there are no monetary defaults and no material nonmonetary defaults by any party to the Personal Property Leases; and
(iv) to the Knowledge of Seller Parties, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by any Party of the terms of any Personal Property Lease. Except as set forth on SCHEDULE 4.16, all Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and is located on the Real Property.

SECTION 4.17. COMPLIANCE WITH ENVIRONMENTAL LAWS. To the Knowledge of the Seller Parties, except as set forth on SCHEDULE 4.17

(a) no Governmental Entity or any nongovernmental third party has notified any Seller Party of any alleged violation or investigation of any suspected violation under the Environmental Laws in connection with the ownership, operation and/or leasing of the Real Property or the Hospital, including any litigation or cause of action alleging personal injury or property damage caused by exposure to, or the disposal, release or migration of, any Hazardous Materials;

(b) with respect to the ownership, operation and/or leasing of the Real Property and the Hospital, no Seller Party has stored, disposed of or arranged for the disposal of Hazardous Materials, except in compliance with the Environmental Laws;

(c) there have been no actions nor, any activities, circumstances, conditions, events or incidents, including, without limitation, the generation, transportation, treatment, storage, release, emission, discharge, presence or disposal of any Hazardous Materials on or from any of the Real Property or the Hospital that could form the basis of any claim under the Environmental Laws against any Seller Party or any Purchaser Party;

(d) no Seller Party has, whether contractually or by operation of law (including any Environmental Law), assumed or succeeded to any liability of any direct or indirect predecessors or any other Person (including, without limitation, Sherman Oaks) related or with respect to any Environmental Law applicable to the Real Property or the Hospital;

(e) there are no underground storage tanks located at, on or under the Real Property, and the Real Property does not contain any asbestos-containing building material;

(f) there are no conditions presently existing on, at or emanating from the Real Property or the operation of the Hospital, that may result in any liability, investigation or clean-up cost under any Environmental Law; and

(g) neither Sherman Oaks, nor, to the Knowledge of the Seller Parties, any other Person has installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, any Hazardous Materials in, on or under the Real Property, except in compliance with the Environmental Laws. No Seller Party has undertaken any activity, and the Seller Parties have no Knowledge that any other Person has undertaken any activity, on the Real Property which would cause (i) the Real Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise bring the Real Property within the ambit of, any Environmental Law, (ii) a release or threatened release of Hazardous Material from the Real

Property within the meaning of, or otherwise bring the Real Property within the ambit of, any Environmental Law, or (iii) the discharge of Hazardous Material into any watercourse, body of, surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Material which would require a permit under any Environmental Law. No activity has been undertaken by any Seller Party with respect to the Real Property which would cause a violation or support a claim under any Environmental Law. No investigation, administrative order, litigation or settlement with respect to any Hazardous Material is in existence, or, to the Seller Parties' Knowledge, threatened with respect to the Real Property. No notice has been served on any Seller Party from any Governmental Entity claiming any violation of any Environmental Law, or requiring compliance with any Environmental Law, or demanding payment or contribution for environmental damage or injury to natural resources. No Seller Party has obtained or is required to obtain, and no Seller Party has any Knowledge of any reason Acquisition Sub will be required to obtain, any permits, licenses, or similar authorizations to occupy, operate or use the Improvements or any part of the Real Property by reason of any Environmental Law.

SECTION 4.18. INSURANCE. SCHEDULE 4.18 sets forth a complete and accurate list and brief description of all insurance policies currently held by Sherman Oaks or any Seller Party with respect to the Real Property, the operation of the Hospital and the professional liability, negligence and other acts of the Physicians of the Hospitals and the Service Providers of the Hospital. All such Insurance policies are in full force and effect, all premiums due thereon have been paid in full and Sherman Oaks and the Seller Parties are in compliance with the terms of such Insurance Policies.

SECTION 4.19. LITIGATION. Except as set forth on SCHEDULE 4.19, there is no dispute, suit, action, proceeding, inquiry or investigation (a "Claim") against or involving any of the Hospital or Sherman Oaks or any of their properties or rights, pending or, to the Knowledge of the Seller Parties, threatened (including, without limitation any suit, action, proceeding or investigation pursuant to Title 11 of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law regulating employment) nor do the Seller Parties know of any facts which might result in any such Claim. There is no Claim pending, or, to the Seller Parties' Knowledge, threatened, against any Physician of the Hospital or Service Provider of the Hospital which could, by operation of law, through contract or otherwise, result in a Claim against Sherman Oaks, and no Seller Party has any Knowledge of any facts which could result in such a Claim. Except as set forth on SCHEDULE 4.19, there is no judgment, decree, injunction, rule or order of any Governmental Entity or any other Person (including, without limitation, any arbitral tribunal) outstanding against the Hospital or Sherman Oaks, to the extent that such judgment, decree, injunction, rule or order relates to the transactions contemplated by the Sherman Oaks Agreement or this Agreement, and no Seller Party or Sherman Oaks, to the extent that any of the following relates to the transactions contemplated by the Sherman Oaks Agreement or this Agreement, is in violation of any term of any judgment, decree, injunction or order outstanding against it. Furthermore, there is no Claim by or before any Governmental Entity or other Person pending or, to the Knowledge of the Seller Parties, threatened, which questions or challenges the validity of the Sherman Oaks Agreement or this Agreement or any action taken or to be taken by any Person pursuant to the Sherman Oaks Agreements or this

Agreement or in connection with the transactions contemplated thereby or hereby, nor is there any basis for any such Claim.

SECTION 4.20. CONTRACTS, OBLIGATIONS AND COMMITMENTS. SCHEDULE 4.20 sets forth a list of all contractual agreements, whether written or oral, relating to or affecting the Assets, the Hospital and/or the operation of the Business to which Sherman Oaks is a party which may be assigned to and assumed by the Seller Parties pursuant to the terms of the Sherman Oaks Purchase Agreement, including, without limitation, the Landlord Leases (the "Contracts"). The Seller Parties have made available to the Purchaser Parties complete and correct copies of all of the Contracts. Except as set forth on SCHEDULE 4.20, (i) the Contracts are legally valid, binding and enforceable against the parties in accordance with their respective terms and are in full force and effect; (ii) there are no defaults by any party to the Contracts; (iii) no party has not received notice of any default, offset, counterclaim or defense under any Contract; and (iv) no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach under the terms of any Contract; and (v) the Contracts are freely assignable by Sherman Oaks to the Seller Parties.

SECTION 4.21. EMPLOYEES AND EMPLOYEE RELATIONS.

(a) SCHEDULE 4.21(A) contains a current, correct and complete list of the names and current hourly wage, monthly salary and other compensation of all employees who are or who will provide services at the Hospital (collectively, the "Business Employees"), together with a summary (containing estimates to the extent necessary) of the individual's existing bonuses, additional compensation and other benefits (whether current or deferred), if any, accrued, paid or payable to each such individual for services rendered or to be rendered through the fiscal period ending September 30, 2005. Except as set forth on SCHEDULE 4.21(A), all of the Hospital Employees are "at will" employees. Except as set forth on SCHEDULE 4.21(A), Sherman Oaks is not a party to any oral (express or implied) or written: (i) employment agreement, or (ii) agreement that contains any severance or termination pay obligations, with any Business Employee. The Seller Parties have made available true, correct and current copies (or, if not written, accurate descriptions of the parties and terms) of such agreements to the Purchaser Parties.

(b) Except as set forth on SCHEDULE 4.21(B), no Business Employee is represented by any labor union, trade association or other employee organization, no demand for recognition has been made by any labor union with respect to the Business Employees, and there is not and has not been any labor union organizing activity at the Hospital during the periods it has been operated by Sherman Oaks. Except as set forth on SCHEDULE 4.22(B), Sherman Oaks is not a party to any collective bargaining agreement or understanding with any labor union, trade association or other employee organization with respect to any Business Employee and no such agreements are currently being proposed and/or negotiated.

(c) Except as set forth on SCHEDULE 4.21(C), there is no labor dispute, work stoppage, strike, slowdown, walkout, lockout, or any other interruption or disruption of operations at the Hospital as a result of labor disputes or disturbances with respect to the Business Employees and there is no investigation, grievance, arbitration, complaint, claim or other dispute or controversy (collectively, the "Labor Proceeding") pending or threatened, between Sherman Oaks and any present or former Business Employee, nor have any discharges or terminations of any former Business Employee occurred which would form the basis for any claim of discrimination against any Seller Party. Except as set forth on SCHEDULE 4.21(C), no Seller Party has any Knowledge of any facts or past, current or contemplated event that could form the basis for any such Labor Proceeding, nor has there been any such Labor Proceeding within the past twelve (12) months.

(d) Except as set forth on SCHEDULE 4.21(D), neither Sherman Oaks, nor any Seller Party has received notice that any vice president, director or director-level employee, or higher, of Sherman Oaks or any group of Business Employees, has any plans to terminate his or her employment or affiliation with Sherman Oaks or any Seller Party.

(e) Sherman Oaks has complied with and is currently in compliance with, and Sherman Oaks has not received any notice of noncompliance with, any and all applicable laws relating to the employment of labor, including, without limitation, any provisions relating to wages, hours, equal employment, occupational safety and health, workers' compensation, unemployment insurance, collective bargaining, immigration, affirmative action and the payment and withholding of social security and other taxes. Sherman Oaks has withheld all amounts required by law or agreement to be withheld from the wages or salaries of the Business Employees, and Sherman Oaks is not liable for any arrears of any tax or penalties for failure to comply with the foregoing.

(f) SCHEDULE 4.21(F) sets forth each Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) maintained by Sherman Oaks (each a "Plan") and applicable to the Business Employees. Sherman Oaks is in compliance in all material respects with all applicable laws and regulations respecting such Plans.

SECTION 4.22. INTANGIBLE PROPERTY. SCHEDULE 4.22 sets forth a list of all trademarks, service marks, and other intangible assets of Sherman Oaks used in the operation of the Business and the Hospital and to be purchased by Desert Valley Operator pursuant to the term of the Sherman Oaks Purchase Agreement (the "Intangible Property"). Sherman Oaks own, or possess adequate, enforceable licenses or other rights to use, all of the Intangible Property, and no rights thereto have been granted to others by Sherman Oaks (except under the Sherman Oaks Purchase Agreement). Except as set forth on SCHEDULE 4.22, all of the Intangible Property is owned or used by Sherman Oaks free and clear of all assignments, licenses, restrictions, encumbrances, charges or claims for infringement, and none is subject to any outstanding order, decree, judgment, stipulation or charge. There is no unauthorized use, disclosure, infringement or misappropriation of any of the Intangible Property by any third party. Sherman Oaks use of the Intangible Property does not infringe upon or otherwise violate the rights of others. No one has asserted to Sherman Oaks that the use of the Intangible Property by Sherman Oaks or by any Seller Party infringes upon the patents, trade secrets, trade names, trademarks, service marks, copyrights or other intellectual property rights of any other Person and no Seller Party has any Knowledge of any fact or circumstance which could provide the basis for any such assertion.

SECTION 4.23. COMPLIANCE WITH LAW. Sherman Oaks (a) is in compliance in all material respects with every applicable law, rule, regulation, ordinance, license, permit and other governmental action and authority and every order, writ, and decree of every Governmental Entity in connection with the ownership, conduct, operation and maintenance of the Business and its ownership and use of its assets and no event has occurred or circumstance exists which (with notice or lapse of time) would result in any noncompliance with any such law, rule, regulation, ordinance, license permit, order, writ or decree; and (b) have timely made or given all filings and notices required to be made with the regulatory agencies of any Governmental Entity.

SECTION 4.24. HILL BURTON OBLIGATIONS.

(a) Except as set forth on SCHEDULE 4.24, neither Sherman Oaks, nor, to the Knowledge of the Seller Parties, any predecessor in interest of Sherman Oaks, has received any loans, grants or loan guarantees pursuant to the United States Hill-Burton Act (42 U.S.C. 291a, et seq.) program, the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Pharmacy and Resources Development Act or the Community Mental Health Centers Act. All of the obligations set forth on SCHEDULE 4.24 have been fully satisfied. The transactions contemplated hereby will not result in any obligation of any Purchaser Party to repay any such loan, grant or loan guarantee or to provide uncompensated care in consideration thereof.

(b) None of the Assets are subject to any liability in respect of amounts received by Sherman Oaks, any Seller Party, or any other Person for the purchase or improvement of the Assets or any part thereof under restricted or conditioned grants or donations, including monies received under the Public Health Service Act, 42 U.S.C. Section 291, et seq.

SECTION 4.25. MEDICAL STAFF MATTERS. Except as set forth on SCHEDULE 4.25, there are no pending or, to the Knowledge of the Seller Parties, threatened investigations, appeals, challenges, disciplinary or corrective actions, or disputes involving applicants to the medical staff of the Hospital, current members of the medical staff of the Hospital or affiliated health professionals. Since the Balance Sheet Date, no member of the medical staff of the Hospital has resigned or been terminated therefrom and neither Sherman Oaks, nor any Seller Party, has received notice that any Physician or medical staff member intends to resign from its medical staff. True and correct copies of Medical Staff Bylaws of the Hospital, the Hospital's Medical Staff Rules and Regulations, and the Hospital's Medical Staff Hearing Procedures, all as presently in effect, have been previously made available by the Seller Parties to the Purchaser Parties.

SECTION 4.26. BROKERS. Except as set forth on SCHEDULE 4.26 hereto, no Person is or will be entitled to any brokerage, finder's or other fee, commission or payment in connection with or as a result of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller Parties.

SECTION 4.27. RECORDS. True, complete and current copies of the Seller Parties' Governing Documents have been delivered to the Purchaser Parties prior to the execution and delivery of this Agreement. The books of account, minute books, stock record books and other records of Seller Parties, all of which have been made available to the Purchaser Parties, are complete and correct. The minute books of Seller Parties contain records of all meetings and other limited liability company actions of the manager and/or members of Seller Parties, and have been delivered to the Purchaser Parties prior to the execution and delivery of this Agreement.

SECTION 4.28. EXISTING LEASES. Desert Valley Parent and its Subsidiaries are in compliance in all respects with the terms of the Existing Leases and no default or breach (or event which with notice and/or passage of time would constitute such a default or breach) has occurred by any party thereto. None of the Seller Parties nor any of their respective facilities has suffered a Material Adverse Effect since December 31, 2004 and no event has occurred which would reasonably likely to result in such a Material Adverse Effect.

SECTION 4.29. REPRESENTATIONS COMPLETE. The representations and warranties made by the Seller Parties in this Agreement (and, to the Knowledge of Seller Parties, by Sherman Oaks in the Sherman Oaks Purchase Agreement) and the statements made in or information contained on any Schedules or certificates furnished by the Seller Parties pursuant to this Agreement (and, to the Knowledge of Seller Parties, by Sherman Oaks in the Sherman Oaks Purchase Agreement) do not contain and will not contain, as of their respective dates and as of the Closing Date, any untrue statement of a material fact, nor do they omit or will they omit, as of their respective dates or as of the Closing Date, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES BY THE PURCHASER PARTIES

The Purchaser Parties hereby jointly and severally represent and warrant to the Seller Parties as of the date hereof, and as of the Closing Date as follows:

SECTION 5.1. ORGANIZATION. MPT is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. The Acquisition Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the State of California.

SECTION 5.2. AUTHORIZATION; ENFORCEMENT, ABSENCE OF CONFLICTS. Each Purchaser Party has the requisite power and authority to execute, deliver and carry out the terms of this Agreement, to consummate the transactions contemplated hereby and to conduct its businesses as now being conducted. All actions required to be taken by each to authorize the execution, delivery and performance of this Agreement, all documents executed by the Purchaser Parties which are necessary to give effect to this Agreement and all transactions contemplated hereby and thereby, have been duly and properly taken or obtained. No other action on the part of either Purchaser Party is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice and/or the passage of time: (i) violate or conflict with any provision of the Governing Documents of either Purchaser Party; (ii) violate any provision of law, statute, rule or regulation to which either Purchaser Party is subject;
(iii) violate or conflict with any judgment, order, writ or decree of any court applicable to either Purchaser Party; (iv) violate or conflict with any law or regulation applicable to either Purchaser Party; or (v) result in the breach or termination of any provision of, or create rights of acceleration or constitute a default under, the terms of any debt or obligation to which either Purchaser Party is a party or by which either Purchaser Party is bound.

SECTION 5.3. BINDING AGREEMENT. This Agreement and all agreements to which any Purchaser Party will become a party hereunder is and will constitute the valid and legally binding obligations of such Purchaser Party, and are and will be enforceable against such Purchaser Party in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency or other laws affecting creditors' rights generally and except as enforceability may be subject to and limited by general principles of equity.

SECTION 5.4. LITIGATION. There is no Claim pending or, to the Knowledge of the Purchaser Parties, threatened against or affecting any Purchaser Party that has or would reasonably be expected to have a material adverse effect on the ability of the Purchaser Parties to perform their respective obligations under this Agreement or any aspect of the transactions contemplated hereby.

SECTION 5.5. BROKERS. Except as set forth on SCHEDULE 5.5 hereto, no Person is or will be entitled to any brokerage, finder's or other fee, commission or payment in connection with or as a result of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser Parties.

SECTION 5.6. COMPLIANCE WITH LAW. The Purchaser Parties, where applicable (a) are in compliance with every applicable law, rule, regulation, ordinance, license, permit and other governmental action and authority and every order, writ, and decree of every Governmental Entity in connection with the ownership, conduct, operation and maintenance of their businesses, and their ownership and use of their assets, except where non-compliance would not prevent or impede the Purchaser Parties from consummating the transactions contemplated hereby or the ability of the Purchaser Parties to perform their respective obligations under this Agreement and, to the Knowledge of the Purchaser Parties, no event has occurred or circumstance exists which (without notice or lapse of time) would result in any noncompliance with any such law, rule, regulation, ordinance, license permit, order, writ or decree which would prevent or impede the Purchaser Parties from consummating the transactions contemplated hereby; and
(b) have timely made or given all filings and notices required to be made by the Purchaser Parties with the regulatory agencies of any Governmental Entity, except where such failure would not prevent or impede the Purchaser Parties from consummating the transactions contemplated hereby.

                                   ARTICLE VI

                                TITLE AND SURVEY

SECTION 6.1. SURVEY. Purchaser Parties shall cause to be prepared, at the expense of the Seller Parties, a current ALTA/ACSM Land Title Survey of the Real Property, prepared by a duly licensed land surveyor. The survey shall be currently dated, shall show the location on the Real Property of any improvements, fences, evidence of abandoned fences, ponds, creeks, streams, rivers, easements, roads, rights-of-way, means of ingress and egress, location of all utilities serving the Real Property, and encroachments, and shall contain a legal description of the boundaries of the Real Property by metes and bounds and the appropriate flood zone designation and the total number of acres constituting the Real Property. The surveyor shall certify to the Purchaser Parties and to the Title Company that the survey is correct and that there are no visible discrepancies, conflicts, encroachments, overlapping of improvements, fences, evidence of abandoned fences, ponds, creeks, streams, rivers, easements, roads or rights-of-way except as are shown on the survey plat. Any and all matters shown on such survey shall be legibly identified by appropriate volume and page recording references with dates of recording noted. If Purchaser Parties shall disapprove such survey for any reason in Purchaser Parties' sole discretion, Purchaser Parties may either (i) treat such objection as a title objection and request that it be cured, or (ii) terminate this Agreement and the parties hereto shall have no further liability or obligations hereunder, expect as otherwise expressly set forth herein. If the Seller Parties are unable to cure any objection to the survey within ten (10) days following delivery of notice to the Seller Parties thereof, then Purchaser Parties may terminate this Agreement upon written notice to the Seller Parties.

SECTION 6.2. TITLE INSURANCE. Purchaser Parties will cause to be prepared, at the Seller Parties' expense, a title commitment for the issuance of an ALTA Owner's Policy Form dated October 17, 1992, issued by a title insurance company acceptable to MPT and qualified to insure titles in the State of California (the "Title Company"), in the amount of the Purchase Price, covering title to the Real Property at a date not earlier than the date hereof and showing good and marketable title, subject only to the Permitted Exceptions. All of the standard exceptions within the policy and the exceptions for mechanic's and materialmen's liens and the survey exception shall be deleted. If Purchaser Parties shall disapprove any items stated in the Title Commitment or the Exception Documents, Purchaser Parties may either (i) treat such objection as a title objection and request that it be cured, or (ii) terminate this Agreement and, upon such termination, the parties hereto shall have no further liability or obligations hereunder, except as otherwise expressly provided herein. If the Seller Parties are unable to cure any exception or objection to title that is not a Permitted Encumbrance within ten (10) days following delivery of notice to the Seller Parties thereof, then Purchaser Parties may terminate this Agreement upon written notice to the Seller Parties.

                                   ARTICLE VII

                              PRE-CLOSING COVENANTS

From and after the execution and delivery of this Agreement to and including the Closing Date, the applicable party shall observe the following covenants:

SECTION 7.1. NO SHOP. Neither the Seller Parties, nor any investment banker, attorney, accountant, representative or other Person retained by or on behalf of the Seller Parties, shall directly or indirectly, initiate contact with, respond to, solicit or encourage any inquiries, proposals or offers by, or participate in any discussions or negotiations with, enter into any agreement with, disclose any information concerning the Seller Parties or the Assets to, afford any access to the properties, books or records of the Seller Parties to, or otherwise assist, facilitate or encourage, any Person in connection with any possible proposal regarding a sale, lease, transfer, disposition or other transaction related to or affecting all or any portion of the Assets (including all or any portion of the Real Property). The Seller Parties shall notify Purchaser Parties immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested.

SECTION 7.2. ACCESS; CONFIDENTIALITY.

(a) Between the date hereof and the Closing, the Seller Parties shall (i) afford the Purchaser Parties and their authorized representatives full and complete access to Seller Parties' employees, medical staff, and other agents and representatives and during normal working hours to all books, records, offices and other facilities of Seller Parties and shall use their best efforts to cause Sherman Oaks to afford to Purchaser Parties similar access to its personnel and records relating to the Assets and the Business, (ii) permit the Purchaser Parties to make such inspections and to make copies of such books and records as they may reasonably require and (iii) furnish the Purchaser Parties with such financial and operating data and other information related to the Hospital, the Business, the Seller Parties and their respective Subsidiaries as the Purchaser Parties may from time to time reasonably request. The Purchaser Parties and their authorized representatives shall conduct all such inspections under the supervision of personnel of the Seller Parties in a manner that will minimize disruptions to the business and operations of the Seller Parties and in a manner as to maintain the confidentiality of this Agreement.

(b) The Purchaser Parties and their authorized representatives (including their designated engineer, architects, surveyors and/or consultants) may, subject to Sherman Oaks's approval, upon reasonable notice and at any time enter into and upon all or any portion of the Real Property in order to investigate and assess, as the Purchaser Parties deem necessary or appropriate in their sole and absolute discretion, the condition (including the structural and environmental condition) of the Assets. The Seller Parties shall cooperate with the Purchaser Parties and their authorized representatives in conducting such investigation, shall use their best efforts to cause Sherman Oaks to allow the Purchaser Parties and their authorized representatives full access to the Assets and the Business, together with full permission to conduct such investigation, and shall provide to the Purchaser Parties and their authorized representatives all information maintained by the Seller Parties and related to the condition of the Assets and the Business, including the Real Property, and all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of, or in the possession of or reasonably available to the Seller Parties or any of their engineers, consultants or agents and all other information relating to environmental matters in respect of their properties and businesses.

(c) The provisions of Confidentiality Agreement, dated May 5, 2005, (which Seller Parties agree to be bound by as if they were original signatories thereto) (the "Confidentiality Agreement") shall remain binding and in full force and effect until the Closing. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, the confidentiality obligations as they relate to the transactions contemplated by this Agreement shall not apply to the purported or claimed Federal income tax treatment of the transactions (the "Tax Treatment") or to any fact that may be relevant to understanding the purported or claimed Federal income tax treatment of the transactions (the "Tax Structure"), and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the Tax Treatment and Tax Structure of the transactions contemplated by this Agreement and any materials of any kind (including any tax opinions or other tax analyses) that relate to the Tax Treatment or Tax Structure. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to any tax matter or tax idea related to the transactions contemplated by this Agreement. The preceding sentence is intended to ensure that the transactions contemplated by this Agreement shall not be treated as having been offered under conditions of confidentiality for purposes of the Confidentiality Regulations and shall be construed in a manner consistent with such purpose. The information contained herein, in the Schedules hereto or delivered to the Purchaser Parties or its authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement as Information (as defined and subject to the exceptions contained therein) until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference.

SECTION 7.3. SCHEDULE UPDATES. From the date hereof until the Closing Date, the Purchaser Parties, on the one hand, and the Seller Parties on the other hand, shall immediately advise the other in writing of any additions or changes to any Schedule to reflect any deficiencies or inaccuracies in such Schedule or to reflect circumstances or matters which occur after the date of this Agreement which, if existing prior to such date, would have been required to be described on such Schedule; provided, however, that no additions or changes made to any Schedule by any party to correct deficiencies or inaccuracies on such Schedule shall be deemed to cure any breach or inaccuracy of a representation or warranty, covenant or agreement or to satisfy any condition unless otherwise agreed to in writing by the other party, but provided further, however, that an addition or change made to any Schedule by any party to reflect circumstances or matters which occur after the date of this Agreement shall be deemed to cure a breach or inaccuracy of a representation or warranty, covenant or agreement, but shall not be deemed to satisfy any condition unless agreed to in writing by the other party.

SECTION 7.4. CONDUCT OF BUSINESS BY THE SELLER PARTIES PENDING THE CLOSING. The Seller Parties covenant and agree that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, unless the Purchaser Parties shall otherwise agree in writing, the Seller Parties shall conduct their respective businesses only in, and the Seller Parties shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable laws and regulations, and that the Seller Parties shall use reasonable best efforts to preserve substantially intact their respective business organizations, to keep available the services of their current officers, employees and consultants and to preserve their present relationships with patients, suppliers and other persons with which they have significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement or set forth on SCHEDULE 7.4, no Seller Party shall, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of Purchaser Parties:

(a) amend, repeal or otherwise change in any way its Governing Documents;

(b) make or revoke any Tax election related to or affecting the Assets;

(c) fail to perform its obligations in all respects under agreements relating to or respecting its assets, properties and rights;

(d) reduce the coverage of, fail to timely renew or pay the premiums on or cancel any insurance policy;

(e) cause to lapse or fail to renew any license and certification necessary to conduct its business;

(f) fail to timely make all applicable filings with Governmental Entities;

(g) create, assume or, other than those presently in existence, permit to exist any Lien upon any of the Assets;

(h) modify or amend Sherman Oaks Purchase Agreement;

(i) purchase, sell, assign, lease or otherwise acquire, transfer or dispose of any material assets, except in the ordinary course of business and consistent with its past practice;

(j) enter into or agree to enter into any agreement or arrangements granting any rights to purchase any of its assets, properties or rights, except for purchases of inventory in the ordinary course of business and consistent with its past practice;

(k) engage in any business other than the business currently conducted by such Seller Party;

(l) terminate or modify any contract, lease or other agreement to which it is a party (excluding expiration or satisfaction in accordance with the terms of such contract or agreement); or

(m) take, agree or offer, in writing or otherwise, to take, any of the actions described in Sections 7.4 (a) through (l) above, or any action which would make any of the representations or warranties of such Seller Party contained in this Agreement untrue, incorrect or incomplete or prevent such Seller Party from performing or cause such Seller Party not to perform its covenants hereunder, in each case, such that the conditions set forth in Sections 8.2(a) or 8.2(b), as the case may be, would not be satisfied.

SECTION 7.5. COOPERATION. Subject to compliance with applicable law, from the date hereof until the Closing Date, (a) the Seller Parties shall confer on a regular and frequent basis with one or more representatives of the Purchaser Parties to report operational matters that are material and the general status of ongoing operations and (b) each of the Purchaser Parties and the Seller Parties shall promptly provide the other or their counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

SECTION 7.6. REGULATORY AND OTHER AUTHORIZATIONS, NOTICES AND CONSENTS.

(a) Each party hereto shall use all commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and each such party will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) The Seller Parties shall promptly give such notices to third parties and use its commercially reasonable efforts to obtain such third party consents and estoppel certificates as

Purchaser Parties may in their sole and absolute discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement, including, without limitation, all third party consents that are necessary or desirable in connection with the transfer of the Assets.

(c) The Purchaser Parties shall cooperate and use commercially reasonable efforts to assist the Seller Parties in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser Parties shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any Asset which Purchaser Parties in their sole and absolute discretion may deem adverse to the interests of the Purchaser Parties.

(d) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Asset if an attempted assignment thereof, without the consent of the other party thereto, would constitute a breach or other contravention thereof, noncompliance by the Seller Parties or their Affiliates thereunder or in any way adversely affect the rights of any Purchaser Party thereunder. The Seller Parties and the Purchaser Parties agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Purchaser Parties any right or benefit with respect to any such Asset is not obtained prior to the Closing, the Seller Parties will, subsequent to the Closing, cooperate with the Purchaser Parties in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Seller Parties will use commercially reasonable efforts to provide the Purchaser Parties with the rights and benefits of such affected Asset, and, if the Seller Parties provide such rights and benefits, the Purchaser Parties shall assume the obligations and burdens thereunder in accordance with this Agreement, including, subcontracting, sublicensing, or subleasing to the Purchaser Parties, or under which the Seller would enforce for the benefit of the Purchaser Parties, with the Purchaser Parties assuming the Seller Parties' obligations, any and all rights of the Seller Parties against a third party thereto.

SECTION 7.7. MUTUAL COVENANTS. The parties shall use their good faith reasonable efforts to satisfy the conditions to the closing of the transactions contemplated hereby. Without limiting the generality of the foregoing, the respective parties shall execute and/or deliver, or use their respective good faith reasonable efforts to cause to be executed and/or delivered, the documents contemplated to be executed and/or delivered by them at Closing.

SECTION 7.8. PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, the parties agree to consult with each other before any party hereto or any of their respective affiliates issues any press release or makes any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue, or permit to be issued, any such press release or make, or permit to be made, any such public statement prior to such consultation.

                                  ARTICLE VIII

                               CLOSING CONDITIONS

SECTION 8.1. CONDITIONS TO THE OBLIGATIONS OF THE SELLER PARTIES. The obligations of the Seller Parties to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by the Seller Parties:

(a) All of the representations and warranties of Purchaser Parties set forth in this Agreement shall be true and correct when made and as of the Closing Date as if made on the Closing Date.

(b) The Purchaser Parties shall have delivered, performed, observed and complied in all material respects with all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by them prior to, or as of, the Closing.

(c) The Purchaser Parties shall have executed, where applicable, and delivered to the Seller Parties the documents referenced in Section 9.3 hereof.

(d) The closing of the transactions contemplated by the Sherman Oaks Purchase Agreement shall have occurred; including, but not limited to, the approval of the California Attorney General of the transactions contemplated thereby.

(e) Sherman Oaks has entered into the lease back of the Hospital and the Interim Management Agreement.

SECTION 8.2. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER PARTIES. The obligations of the Purchaser Parties to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by the Purchaser Parties:

(a) All of the representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct when made and as of the Closing Date as if made on the Closing Date.

(b) The Seller Parties shall have delivered, performed, observed and complied with all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by them prior to, or as of, the Closing.

(c) The Seller Parties shall not have suffered any change, event or circumstance which has had, or could have, a Material Adverse Effect.

(d) The closing of the transactions contemplated by the Sherman Oaks Purchase Agreement shall have occurred, including, but not limited to, the approval of the California Attorney General of such transactions.

(e) All necessary approvals, consents, estoppel certificates and the like of third parties to the validity and effectiveness of the transactions contemplated hereby have been obtained.

(f) No portion of the Assets shall have been damaged or destroyed by fire or casualty.

(g) No condemnation, eminent domain or similar proceedings shall have been commenced or threatened with respect to any portion of the Assets.

(h) The Purchaser Parties shall have received copies of all permits, licenses and other approvals of governmental authorities required for the operation of the Assets for their intended uses and written evidence satisfactory to the Purchaser Parties that the operation and use of the Hospital are in accordance with all applicable governmental requirements.

(i) The Purchaser Parties shall have received evidence that the Seller Parties are maintaining insurance on the Assets and that the Purchaser Parties are named as additional insureds and, where applicable, loss payees.

(j) The Seller Parties shall have executed where applicable, and delivered to Purchaser Parties, the documents referenced in Section 9.2 hereof.

(k) There shall not have been instituted by any creditor of the Seller Parties, any Governmental Entity or any other third party, any suit, action or proceeding which would affect the Assets or seek to restrain, enjoin or invalidate the transactions contemplated by the Sherman Oaks Purchase Agreement or this Agreement.

(l) The Appraisal shall have been delivered and shall reflect an Appraised Value that equals or exceeds the Purchase Price.

(m) The closing of the transactions contemplated by the Sherman Oaks Purchase Agreement shall have occurred; including, but not limited to, the approval of the California Attorney General of the transactions contemplated thereby.

(n) Sherman Oaks has entered into the lease back of the Hospital and the Interim Management Agreement.

                                   ARTICLE IX

                                     CLOSING

SECTION 9.1. CLOSING DATE. The closing of the purchase and sale of the Assets pursuant hereto (the "Closing") shall be handled through deliveries by mail into escrow on December 31, 2005 (the actual date of closing being herein referred to as the "Closing Date"), or on such other date (the "Closing Date") and such other place as the parties hereto shall mutually agree.

SECTION 9.2. THE SELLER PARTIES' CLOSING DATE DELIVERABLES. On the Closing Date, the Seller Parties shall deliver to the Purchaser Parties the documents listed below.

(a) Duly executed bills of sale and assignments transferring all Assets (including all of the Seller Parties' rights under and with respect to the Air Space Agreement) other than the Real Property in form and substance satisfactory to MPT;

(b) A duly executed general warranty deed in substantially the form as EXHIBIT 9.2(B) (the "Deeds") conveying the Real Property to the Acquisition Sub;

(c) A certified copy of the resolutions of the governing body of the Seller Parties dated as of the date hereof and authorizing the Seller Parties' execution, delivery and performance of this Agreement and all other documents to be executed in connection herewith;

(d) Certificates of existence and good standing of each Seller Party from the secretary of state of such Seller Party's state of incorporation or organization, dated the most recent practical date prior to the Closing Date;

(e) Certificates of good standing and foreign qualification of each Seller Party from the secretary of state of the State of California or Delaware dated the most recent practical date prior to the Closing Date;

(f) The Title Commitment and Title Policy in form and substance satisfactory to MPT;

(g) A Survey dated the most recent practical date prior to the Closing Date in form and substance satisfactory to MPT;

(h) A Phase I Environmental Site Assessment Report dated the most recent practical date prior to the Closing Date in form and substance satisfactory to MPT (and a Phase II if recommended by the Phase I Report);

(i) Property condition and seismic reports for the Real Property, dated the most recent practical date prior to the Closing Date and in form and substance satisfactory to MPT;

(j) A Zoning Compliance Letter/Certificate dated the most recent practical date prior to the Closing Date in form and substance satisfactory to MPT;

(k) Tenant Estoppel Certificates, if any, in form and substance satisfactory to MPT;

(l) A Landlord Collateral Assignment and Consent, in form and substance satisfactory to MPT, for each Landlord Lease;

(m) Owner's Affidavits in form and substance satisfactory to MPT;

(n) The Search Reports dated the most recent practical date prior to the Closing Date in form and substance satisfactory to MPT;

(o) A Non-Foreign Affidavit in form and substance satisfactory to MPT;

(p) The Lease, together with a Memorandum of Lease Agreement, in form and substance satisfactory to MPT;

(q) A Lease Guaranty Agreement substantially in the form of EXHIBIT 9.2(P);

(r) The Assignment of Rents and Leases in substantially the form attached hereto as EXHIBIT 9.2(Q);

(s) The Security Agreement in substantially the form attached hereto as EXHIBIT 9.2(R);

(t) The Subordination of Management Agreement in form and substance satisfactory to MPT;

(u) The opinion of Shulman, Hodges & Bastian LLP as counsel for the Seller Parties, substantially in the form attached hereto as Exhibit 9.2(t);

(v) At the Closing, the Seller Parties shall have furnished to the Purchaser Parties a certificate dated the Closing Date signed by the Seller Parties to the effect that all of the representations and warranties of the Seller Parties contained in this Agreement (considered collectively) and each of these representations and warranties (considered individually) remain in all respects true and correct as of the Closing Date as if made on such date and that the Seller Parties have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by the Seller Parties on or prior to Closing;

(w) All necessary approvals, consents, estoppel certificates and the like of third parties or Governmental Entities to the validity and effectiveness of the transactions contemplated hereby;

(x) The Noncompete Agreements substantially in the form attached as EXHIBIT 9.2(W);

(y) The Expansion Commitment Letter in the form attached hereto as EXHIBIT 9.2(X) (the "Expansion Commitment Letter"); and

(z) Such other instruments and documents as the Purchaser Parties reasonably deem necessary to effect the transactions contemplated hereby.

SECTION 9.3. PURCHASER PARTIES' CLOSING DATE DELIVERABLES. On the Closing Date, the Purchaser Parties shall deliver to the Seller Parties the documents listed below.

(a) A certified copy of the resolutions of the governing body of each Purchaser Party dated as of the date hereof authorizing the execution, delivery and performance of this Agreement and all other documents to be executed in connection herewith;

(b) Certificates of existence and good standing of each Purchaser Party from the Secretary of State of the State of Delaware, dated the most recent practical date prior to the Closing Date;

(c) Certificates of good standing and foreign qualification of the Acquisition Sub from the Secretary of State of the State of California, dated the most recent practical date prior to the Closing Date;

(d) The Lease, together with a Memorandum of Lease, in form and substance satisfactory to MPT;

(e) The Assignment of Rents and Leases in substantially the form attached hereto as EXHIBIT 9.2(Q);

(f) An Opinion of Baker Donelson, Bearman, Caldwell & Berkowitz, P.C., as counsel for the Purchaser Parties substantially in the form attached as EXHIBIT 9.3(F);

(g) At the Closing, each Purchaser Party shall have furnished to the Seller Parties a certificate dated the Closing Date signed by such Purchaser Party to the effect that all of the representations and warranties of such Purchaser Party contained in this Agreement (considered collectively) and each of these representations and warranties (considered individually) remain in all respects true and correct as of the Closing Date as if made on such date and that such Purchaser Party has performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed or satisfied by such Purchaser on or prior to Closing;

(h) Any bills of sale and assignments requiring the signature of any Purchaser Party;

(i) The Security Agreement in substantially the form attached hereto as EXHIBIT 9.2(R);

(j) The Noncompete Agreements substantially in the form attached as EXHIBIT 9.2(W); and

(k) The Expansion Commitment Letter in the form attached hereto as EXHIBIT
9.2(X).

                                    ARTICLE X

                                   TERMINATION

SECTION 10.1. TERMINATION. Notwithstanding anything to the contrary in this Agreement, the remaining obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to Closing:
(i) by mutual written consent of the parties; (ii) by the Seller Parties if the conditions set forth in Section 8.1 shall not have been satisfied on or before December 31. 2005; or (iii) by the Purchaser Parties if the conditions set forth in Section 8.2 shall not have been satisfied on or before December 31, 2005.

SECTION 10.2. NOTICE AND EFFECT. In the event of the termination of this Agreement pursuant to this Article X, the party terminating this Agreement shall give prompt written notice thereof to the parties, and the transactions contemplated hereby shall be abandoned, without further action by any party. Each filing, application and other submission relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the person to which it was made. The confidentiality provisions set forth in Article VII of this Agreement shall survive any termination of this Agreement. Notwithstanding any statement contained in this Agreement to the contrary, termination of this Agreement shall not relieve any party from liability for any breach or violation of this Agreement that arose prior to such termination.

                                   ARTICLE XI

                         CERTAIN POST-CLOSING COVENANTS

SECTION 11.1. POST-CLOSING ACCESS TO INFORMATION. The Parties acknowledge that, subsequent to Closing, each may need access to the Assets and to information, documents or computer data in the control or possession of the other for purposes of concluding the transactions contemplated herein and for audits, investigations, compliance with governmental requirements, regulations and requests, the prosecution or defense of third party claims. Accordingly, the Parties agree that they will make available to the other and their agents, independent auditors and/or governmental entities such documents and information as may be available relating to the Assets and the Hospital and will permit the other to make copies of such documents and information at the requesting party's expense.

SECTION 11.2. LICENSURE. To the extent not obtained as of Closing, the Seller Parties shall use their best efforts, including the scheduling of all applicable surveys of state or federal governmental agencies, to obtain, as soon as possible following the Closing, all provider numbers permitting Desert Valley Operator to participate in the Government Programs and all other licenses and permits from Governmental Entities necessary to conduct the Business. The Seller Parties shall immediately notify the Purchaser Parties in the event of any controversy relating to such efforts, including any deficiencies identified by applicable governmental agencies with respect to the aforementioned surveys, and shall use its best efforts to remedy any such deficiencies immediately.

SECTION 11.3. SHERMAN OAKS PURCHASE AGREEMENT INDEMNIFICATION. The parties acknowledge that certain of the Seller Parties now have or may hereafter have certain indemnification rights and claims against Sherman Oaks pursuant to the terms of Sherman Oaks Purchase Agreement. In the event that any such indemnification right or claim under the Sherman Oaks Purchase Agreement shall arise or accrue after the Closing with respect to or affecting any of the Assets which are delivered and conveyed as of such Closing (a "Sherman Oaks Claim"), the Seller Parties shall, after notification to Purchaser Parties (i) immediately notify Sherman Oaks of the Sherman Oaks Claim (including all material facts related thereto) and make a claim for indemnity against Sherman Oaks with respect thereto pursuant to the terms of the Sherman Oaks Purchase Agreement; (ii) immediately notify the Purchaser Parties of any and all communications, notices or other information, whether written or oral, it receives with respect to the Sherman Oaks Claim; (iii) coordinate with Purchaser Parties in the exercise all of the Seller Parties' rights with respect to the Sherman Oaks Claim (including, without limitation, the selection, engagement and/or approval of counsel) it being understood that no Seller Party shall take any action with respect to any Sherman Oaks Claim (except for those actions set forth in (i) and (ii) above) without the Purchaser Party's prior written consent; (iv) hold in trust for the benefit of the Purchaser Parties and account for any amounts received by any Seller Party in respect of any Sherman Oaks Claim until the final resolution of any of the Purchaser Parties' indemnity claims against the Seller Parties hereunder which may be based on, or arise as a consequence of, the facts and circumstances giving rise to the Sherman Oaks Claim; and (v) not take or agree to take any action which would conflict with its obligations to Purchaser Parties with respect to such Sherman Oaks Claim pursuant to this Section 11.3 or which would otherwise adversely affect any rights of the Seller Parties with respect to such Sherman Oaks Claim.

                                   ARTICLE XII

                                 INDEMNIFICATION

SECTION 12.1. The Seller Parties' Agreement to Indemnify.

(a) Subject to the limitations set forth in this Article, the Seller Parties agree to jointly and severally indemnify, defend and hold harmless the Purchaser Parties, their affiliates and their respective officers, directors, members, (general and limited) partners, shareholders, employees, agents and representatives (collectively, the "Purchaser Indemnified Parties") from and against all demands, claims, actions, losses, damages, liabilities, penalties, Taxes, costs and expenses (including, without limitation, attorneys' and accountants' fees, settlement costs, arbitration costs and any reasonable other expenses for investigating or defending any action or threatened action) asserted against or incurred by the Purchaser Indemnified Parties or any of them arising out of or in connection with or resulting from (i) any breach of, misrepresentation associated with or failure to perform under any covenant, representation, warranty or agreement under this Agreement or the other agreements contemplated hereby on the part of the Seller Parties; (ii) any Excluded Liabilities (including Taxes arising prior to Closing and any liability arising out of the ownership and operation of the Assets prior to Closing) or
(iii) any liability arising out of or relating to a breach or default by Sherman Oaks under the Sherman Oaks Purchase Agreement or any liability or obligation with respect to which Sherman Oaks is required to indemnify Seller Parties under the Sherman Oaks Purchase Agreement (collectively, "Purchaser Damages").

(b) The indemnification of the Purchaser Indemnified Parties by the Seller Parties provided for under this Article XII shall be limited in certain respects as follows: (i) the right of the Purchaser Indemnified Parties to seek indemnification under this Section 12.1 shall terminate on the third anniversary of Closing (the "Purchaser's Indemnity Periods"), except that the Purchaser' Indemnity Period shall terminate on the fifth anniversary of the Closing Date for claims under Sections 4.15 and 4.17 and (ii) the Seller shall not be required to indemnify the Purchaser Indemnified Parties for indemnification claims under this Section 12.1 unless and until the aggregate amount of all losses resulting in Purchaser' Damages exceeds One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Minimum Aggregate Liability Amount") in which event the foregoing indemnification obligation shall apply to the aggregate amount of Purchaser Damages that exceeds One Hundred Thousand and No/100 Dollars ($100,000.00); provided, however, that the maximum liability of the Seller Parties under this Agreement shall be an amount equal to the Purchase Price. The foregoing limitations on time and amount shall not apply to any Purchaser Damages arising or resulting from (i) any act or omission of any Seller Party which constitutes fraud, (ii) any breach by any Seller Party of its post-closing covenants; (iii) any Encroachment Issue; or (iv) the Excluded Liabilities.

SECTION 12.2. THE PURCHASER PARTIES' AGREEMENT TO INDEMNIFY.

(a) Subject to the limitations set forth in this Article, the Purchaser Parties jointly and severally agree to indemnify, defend and hold harmless the Seller Parties, their Affiliates and their respective officers, directors, members, purchasers, shareholders, employees and representatives (collectively, the "Seller Indemnified Parties") from and against all demands, claims, actions, losses, damages, liabilities, penalties, Taxes, costs and expenses (including, without limitation, reasonable attorneys' fees, settlement costs, arbitration costs and any reasonable other expenses for investigating or defending any action or threatened action) asserted against or incurred by any of the Seller Indemnified Parties or any of them arising out of or in connection with or resulting from (i) any breach of, misrepresentation associated with or failure to perform under any covenant, representation, warranty or agreement under this Agreement or the other agreements contemplated hereby on the part of any Purchaser Party; or (ii) the use, ownership or operation of any of the Assets after Closing (collectively, "Seller Damages").

(b) The indemnification of the Seller Indemnified Parties by the Purchaser Parties provided for under this Article XII shall be limited in certain respects as follows: (i) the right of the Seller Indemnified Parties to seek indemnification under this Section 12.2 shall terminate on the first anniversary of Closing (the "Seller Indemnity Period"), and (ii) the Purchaser Parties shall not be required to indemnify the Seller Indemnified Parties for indemnification claims under this Section 12.2 unless and until the amount of all losses resulting in Seller Damages exceeds One Hundred Thousand and No/100 Dollars ($100,000.00) in which event the foregoing indemnification obligation shall apply to the aggregate amount of Seller Damages that exceeds One Hundred Thousand and No/100 Dollars ($100,000.00); provided, however, that the maximum liability of the Purchaser Parties under this Agreement shall be an amount equal to the Purchase Price. The foregoing limitation on time and amount shall not apply to any Seller Damages arising or resulting from any act or omission of any Purchaser Party which constitutes fraud, any breach by any Purchaser Party of its post-closing covenants.

SECTION 12.3. NOTIFICATION AND DEFENSE OF CLAIMS.

(a) A party entitled to be indemnified pursuant to Section 12.1 or Section 12.2 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such claim or demand; provided, that the Indemnified Party's failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party's rights with respect thereto except to the extent the Indemnified Party is materially prejudiced by the delay.

If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to the provisions hereof, and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party (a "Third Party Claim"), the Indemnifying Party shall have the obligation either
(i) to pay such claim or demand, or (ii) defend any such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After the Indemnifying Party has assumed the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 12 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnified Party shall have the right to employ counsel, at the Indemnifying Party's expense, to represent it if (A) in the Indemnified Party's reasonable opinion the Indemnifying Party is not diligently prosecuting the defense of such Third Party

Claim, (B) such Third Party Claim involves remedies other than monetary damages and such remedies, in the Indemnified Party's reasonable judgment, could have a material adverse effect on such Indemnified Party, (C) the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more defenses or counterclaims that may be alleged by the Indemnifying Party, or (D) the Indemnified Party believes in its reasonable discretion that a conflict of interest exists between the Indemnifying Party and the Indemnified Party with respect to such Third-Party Claim or action, and in any such event the reasonable fees and expenses of such separate counsel for the Indemnified Party shall be paid by the Indemnifying Party. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any Third-Party Claim or demand.

(b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless
(i) the Indemnifying Party fails to assume and diligently prosecuting the defense of such claim or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which includes any admission of wrongdoing or could result in any liability (including regulatory liability) of the Indemnifying Party or which would otherwise in any manner affect, restrain or interfere with the business of the Indemnifying Party or any Affiliate of the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which includes any admission of wrongdoing or could result in any liability (including regulatory liability) of the Indemnified Party or which would otherwise in any manner affect, restrain or interfere with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

SECTION 12.4. INVESTIGATIONS. The right to indemnification based upon breaches or inaccuracies of representations, warranties and covenants will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, whether as a result of disclosure by a party pursuant to this Agreement or otherwise, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, will not affect a party's right to indemnification, payment of damages or other remedies based on such representations, warranties and covenants.

SECTION 12.5. TREATMENT OF INDEMNIFICATION PAYMENTS. All indemnification payments made pursuant to this Article XII shall be treated by the parties for income Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

SECTION 12.6. EXCLUSIVE REMEDY. FROM AND AFTER THE APPLICABLE CLOSING, THE PARTIES AGREE AND ACKNOWLEDGE THAT THE INDEMNIFICATION RIGHTS PROVIDED IN THIS
ARTICLE XII SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF THE PARTIES TO THIS AGREEMENT FOR BREACHES OF THIS AGREEMENT AND FOR ALL DISPUTES ARISING UNDER OR RELATING TO THIS AGREEMENT AND ANY ADDITIONAL AGREEMENTS OR DOCUMENTS EXECUTED OR DELIVERED IN OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT FOR POST-CLOSING COVENANTS, CASES WHERE SPECIFIC PERFORMANCE IS AVAILABLE AS A REMEDY AND EXCEPT IN CASES OF FRAUD.

SECTION 12.7. LIMITATION OF LIABILITY OF SELLER PARTIES. Notwithstanding any other provision of this Agreement, the liability of all of the Seller Parties, other than Desert Valley Operator (the "Guarantors") under this Agreement for any reason shall continue in full force and effect until the second (2nd) anniversary of the date hereof, whereupon the liability of the Guarantors under this Agreement, the Lease, and any other commitments, guarantees, obligations or liabilities of the Guarantors under the transactions pertaining thereto, shall be collectively limited to a maximum of Five Million Dollars ($5,000,000.00) in the aggregate. Thereafter, when Lessee satisfies the covenants set forth in
Section 16.2 of the Lease, tested by reference to Lessee only for a period of two (2) consecutive fiscal years, all the obligations of the Guarantors under this Agreement, the Lease and all other agreements entered into pursuant to the terms of this Agreement shall terminate.

                                  ARTICLE XIII

                               DISPUTE RESOLUTION

SECTION 13.1. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

SECTION 13.2. JURISDICTION AND VENUE. THE PARTIES CONSENT TO PERSONAL JURISDICTION IN DELAWARE. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF DELAWARE. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. THE SELLER PARTIES EXPRESSLY ACKNOWLEDGE THAT DELAWARE IS A FAIR, JUST AND REASONABLE FORUM AND AGREE NOT TO SEEK REMOVAL OR TRANSFER OF ANY ACTION FILED BY THE MPT PARTIES IN SAID COURTS. FURTHER, THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO THIS SECTION 13.2 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL

JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT.

                                   ARTICLE XIV

                                  MISCELLANEOUS

SECTION 14.1. ASSIGNMENT. This Agreement is not assignable by any party without the prior written consent of the other party hereto. Notwithstanding the foregoing, the Purchaser Parties may at any time and without the consent of the Seller Parties assign all of their respective rights and obligations hereunder to one or more of its Affiliates; provided, however, that no such assignment shall relieve or release such Purchaser Parties from their obligations hereunder.

SECTION 14.2. NOTICE. All notices, demands, requests and other communications or documents required or permitted to be provided under this Agreement shall duly be in writing and shall be given to the applicable party at its address or facsimile number set forth below or such other address or facsimile number as the party may later specify for that purpose by notice to the other party:

     If to any Seller Party:     Prime Healthcare Services, Inc.
                                 16850 Bear Valley Road
                                 Victorville, California 92392
                                 Attention: Lex Reddy

     With a copy to:             Prime Healthcare Services, Inc.
                                 16850 Bear Valley Road
                                 Victorville, California 92392
                                 Attention: Richard Hayes, Esq.

     If to any Purchaser Party   c/o Medical Properties Trust, Inc.
                                 1000 Urban Center Drive, Suite 501
                                 Birmingham, AL 35242
                                 Attention: Edward K. Aldag, Jr.

     With a copy to:             Baker, Donelson, Bearman, Caldwell &
                                 Berkowitz, PC
                                 420 20th Street North, Suite 1600
                                 Birmingham, Alabama 35203
                                 Attention: Thomas O. Kolb, Esq.

Each notice shall, for all purposes, be deemed given and received:

     (i) if by hand, when delivered;

     (ii) if given by nationally recognized and reputable overnight delivery service, the Business Day on which the notice is actually received by the party; or

     (iii) if given by certified mail, return receipt requested, postage prepaid, the date shown on the return receipt.

SECTION 14.3. CALCULATION OF TIME PERIOD. When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end as of the next succeeding Business Day.

SECTION 14.4. CAPTIONS. The section and paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.

SECTION 14.5. ENTIRE AGREEMENT; MODIFICATION. This Agreement, including the Exhibits and Schedules attached hereto, and other written agreements executed and delivered at Closing by the parties hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement. This Agreement supersedes any prior oral or written agreements between the parties with respect to the subject matter of this Agreement. It is expressly agreed that there are no verbal understandings or agreements which in any way change the terms, covenants, and conditions set forth in this Agreement, and that no modification of this Agreement and no waiver of any of its terms and conditions shall be effective unless it is made in writing and duly executed by the parties hereto.

SECTION 14.6. SCHEDULES AND EXHIBITS. All Schedules and Exhibits referred to in this Agreement and attached hereto shall be deemed a part of this Agreement and are hereby incorporated herein by reference.

SECTION 14.7. FURTHER ASSURANCES. From time to time after the Closing and without further consideration, the Seller Parties shall execute and deliver to the Purchaser Parties such instruments of sale, transfer, conveyance, assignment, consent or other instruments as may be reasonably requested by the Purchaser Parties in order to vest all right, title and interest of the applicable Seller Parties in and to the Assets conveyed and delivered at the Closing or as otherwise required to carry out the purpose and intent of this Agreement.

SECTION 14.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed signature pages to this Agreement may be delivered by facsimile transmission and any such signature page shall be deemed an original.

SECTION 14.9. EXPENSES. The Seller Parties shall pay all costs and expenses incurred by the Seller Parties and Purchaser Parties in connection with the transactions contemplated hereby, including, without limitation, all document stamps, transfer, excise, recording, gains, sales, bulk sales, use and similar conveyance Taxes and fees imposed by reason of and associated with the transactions contemplated hereby and by deficiency, interest or penalty asserted with respect thereto, as well as the cost of the survey, the title insurance and all title endorsements required by the Purchaser Parties and its lenders, and all attorneys' fees and expenses. Notwithstanding the foregoing, the obligation of Seller Parties to pay legal expenses of Purchaser Parties, shall not exceed the sum of Seventy Five Thousand Dollars ($75,000.00).

SECTION 14.10. SYNDICATION. Subject to applicable healthcare regulatory requirements, MPT will offer up to twenty percent (20%) of the equity interests in Acquisition Sub to local or area physicians at such time following closing as determined by MPT. MPT and the Seller Parties will work together to decide which physicians receive an opportunity to invest in the Acquisition Sub.

SECTION 14.11. SECURITIES OFFERING AND FILINGS. Notwithstanding anything contained herein to the contrary, the Seller Parties agree to cooperate with MPT in connection with any securities offerings and filings, or MPT's efforts to procure or maintain financing for or related to the Real Property and Improvements, and in connection therewith, the Seller Parties shall furnish MPT with such financial and other information as MPT shall request. MPT may disclose that it has entered into this Agreement with the Seller Parties and may provide and disclose information regarding this Agreement, the Seller Parties, the Real Property and Improvements, and such additional information which MPT may reasonably deem necessary, to its proposed investors in such public offering or private offering of securities, or any current or prospective lenders with respect to such financing. Upon reasonable advance notice, MPT and any lender providing financing for the Real Property shall have the right to access, examine and copy all agreements, records, documentation and information relating to the Seller Parties, the Real Estate and Improvements, and to discuss such affairs and information with the officers, employees and independent public accountants of the Seller Parties as often as may reasonably be desired, but subject to the terms of a confidentiality agreement, as reasonably approved by the parties.

SECTION 14.12. BINDING EFFECT. This Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns; provided, however, that this Agreement shall not inure to the benefit of any assignee pursuant to an assignment which violates the terms of this Agreement.

                   [Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first written above.

                                        PURCHASER PARTIES:

                                        MPT OPERATING PARTNERSHIP, L.P.


                                        By: /s/ Edward K. Aldag, Jr.
                                            ------------------------------------
                                        Name: Edward K. Aldag, Jr.
                                        Title: President and Chief
                                               Executive Officer


                                        MPT OF SHERMAN OAKS, LLC
                                        BY: MPT OPERATING PARTNERSHIP, L.P.
                                        ITS: SOLE MEMBER


                                        By: /s/ Edward K. Aldag, Jr.
                                            ------------------------------------
                                        Name: Edward K. Aldag, Jr.
                                        Title: President and Chief
                                               Executive Officer

                                        SELLER PARTIES:

                                        PRIME HEALTHCARE SERVICES II, LLC


                                        By: /s/ Lex Reddy
                                            ------------------------------------
                                        Name: Lex Reddy
                                              ----------------------------------
                                        Title: President/CEO
                                               ---------------------------------


                                        PRIME HEALTHCARE SERVICES, INC.


                                        By: /s/ Lex Reddy
                                            ------------------------------------
                                        Name: Lex Reddy
                                              ----------------------------------
                                        Title: President/CEO
                                               ---------------------------------


                                        DESERT VALLEY HOSPITAL, INC.


                                        By: /s/ Lex Reddy
                                            ------------------------------------
                                        Name: Lex Reddy
                                              ----------------------------------
                                        Title: President/CEO
                                               ---------------------------------


                                        DESERT VALLEY MEDICAL GROUP, INC.


                                        By: /s/ Lex Reddy
                                            ------------------------------------
                                        Name: Lex Reddy
                                              ----------------------------------
                                        Title: Secretary
                                               ---------------------------------

                                        PRIME A INVESTMENTS, L.L.C.


                                        By: /s/ Prem Reddy
                                            ------------------------------------
                                        Name: Prem Reddy, M.D.
                                              ----------------------------------
                                        Title: Manager - Real Estate
                                               ---------------------------------

                                    EXHIBIT A

                                      LEASE

                                [See attachment.]

                                    EXHIBIT B

                                 LANDLORD LEASES

                                    EXHIBIT C

                     LEGAL DESCRIPTION OF THE REAL PROPERTY

                                 EXHIBIT 9.2(B)

                                      DEED

                                [See attachment.]

                                 EXHIBIT 9.2(P)

                            LEASE GUARANTY AGREEMENT

                                [See attachment.]

                                 EXHIBIT 9.2(Q)

                         ASSIGNMENT OF RENTS AND LEASES

                                [See attachment.]

                                 EXHIBIT 9.2(R)

                               SECURITY AGREEMENT

                                [See attachment.]

                                 EXHIBIT 9.2(T)

                 LEGAL OPINION OF SHULMAN, HODGES & BASTIAN LLP

                                [See attachment.]

                                 EXHIBIT 9.2(W)

                              NONCOMPETE AGREEMENTS

                                [See attachment.]

                                 EXHIBIT 9.2(X)

                           EXPANSION COMMITMENT LETTER

                                [See attachment.]

                                 EXHIBIT 9.3(F)

      LEGAL OPINION OF BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, P.C.

                                [See attachment.]